UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Seagate Technology
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SEAGATE TECHNOLOGY

NOTICE OF 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 28, 2009

        Notice is hereby given that the 2009 Annual General Meeting of Shareholders of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, will be held at the Hilton Santa Cruz/Scotts Valley, 6001 La Madrona Drive, Santa Cruz, California 95060 on Wednesday, October 28, 2009, at 11:00 am Pacific Daylight Time, to consider and vote upon the following items:

  (1)
  the election of 10 directors named in the attached proxy statement for terms expiring at the 2010 Annual General Meeting of Shareholders and until their successors are elected;

  (2)
  the approval of an increase in the common shares available for purchase under Seagate Technology's Employee Stock Purchase Plan in the amount of 10 million shares;

  (3)
  the approval of an employee stock option exchange program;

  (4)
  the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Seagate Technology for the fiscal year ending July 2, 2010; and

  (5)
  the transaction of any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

        Seagate Technology's Board of Directors has set September 4, 2009 as the record date for the 2009 Annual General Meeting. Only registered holders of Seagate Technology's common shares at the close of business on that date are entitled to receive notice of the meeting and to attend and vote at the meeting.

        Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such shareholder's behalf. Such proxy need not be a holder of Seagate Technology's common shares.

        This year, we are pleased to continue to take advantage of rules recently adopted by the U.S. Securities & Exchange Commission allowing companies to furnish proxy materials over the Internet to their shareholders instead of mailing printed copies of those materials to each shareholder. On September 18, 2009, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, directing shareholders to a website where they may access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 3, 2009, and view instructions on how to vote online or by telephone. If you prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.

        THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF ONE OR MORE SHAREHOLDERS WHO HOLD SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING SHALL CONSTITUTE A QUORUM. IT IS IMPORTANT THAT YOUR SHARES BE VOTED AT THE MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY FOLLOWING THE VOTING INSTRUCTIONS IN THE PROXY STATEMENT.

By Order of the Board of Directors,

Kenneth M. Massaroni Senior Vice President, General Counsel and Corporate Secretary

September 18, 2009

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
OCTOBER 28, 2009

 GENERAL INFORMATION

        The Board of Directors (or "Board") of Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands, is soliciting your proxy for use at the 2009 Annual General Meeting of Shareholders, (the "2009 AGM"), to be held on Wednesday, October 28, 2009, at the Hilton Santa Cruz/Scotts Valley, 6001 La Madrona Drive, Santa Cruz, California 95060, at 11:00 am Pacific Daylight Time, and at any postponement or adjournment of the meeting. This proxy statement and related materials are first being made available to the shareholders of the Company on or about September 18, 2009. Our registered office is located in the Cayman Islands at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Seagate Technology's telephone number at that address is (345) 949-8066. Our U.S. executive offices are located at 920 Disc Drive, Scotts Valley, California 95066, and our telephone number at this address is (831) 438-6550. Our website address is www.seagate.com. Information contained on, or accessible through, our website is not a part of this Proxy Statement.

        References in this Proxy Statement to "we", "our", "Seagate", "us" and "the Company" are to Seagate Technology.

        Who Can Vote; Votes Per Share.    Our only outstanding class of voting securities is our common shares, par value $0.00001 per share. All persons who are registered holders of our common shares at the close of business on September 4, 2009, the record date for the 2009 AGM, will be entitled to notice of, and to vote at, the 2009 AGM. As of the close of business on the record date there were 495,931,391 outstanding common shares.

        These shareholders will be entitled to one vote per common share on all matters submitted to a vote of shareholders, so long as those shares are represented at the 2009 AGM in person or by proxy. Your shares will be represented if you attend and vote at the 2009 AGM or if you submit a proxy. Under Cayman Islands law, holders of our common shares do not have appraisal rights with respect to matters to be voted on at the 2009 AGM.

        Internet Availability of Proxy Materials.    This year, we are pleased to continue to take advantage of the rules recently adopted by the U.S. Securities & Exchange Commission (the "SEC") allowing companies to furnish proxy materials over the Internet to their shareholders ("e-Proxy delivery") instead of mailing printed copies of those materials to each shareholder. e-Proxy delivery expedites our shareholders' receipt of the proxy materials, lowers our printing and mailing costs, and reduces the environmental impact of providing printed information for our 2009 AGM.

        On September 18, 2009, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, directing shareholders to a website where they may access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended July 3, 2009, and view instructions on how to vote online.

        If you prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.

        How to Vote; Submitting Your Proxy.    The Board recommends that you vote your shares "FOR" the election of the 10 nominees for director named in Proposal 1, "FOR" Proposal 2 to amend the Seagate Technology Employee Stock Purchase Plan ("ESPP"), "FOR" Proposal 3 to approve an employee stock option exchange plan, and "FOR" Proposal 4 to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Seagate Technology for the fiscal year ending July 2, 2010. By completing and submitting your proxy, you are legally designating the individuals named in the proxy card—Lydia M. Marshall and Kenneth M. Massaroni (the "Proxy Holders")—to vote your shares in accordance with the instructions you have indicated on the proxy. If you sign and return your proxy but do not indicate how your shares are to be voted, then the Proxy Holders will vote as the Board recommends on each proposal. It is not expected that any additional matters will be brought before the 2009 AGM, but if other matters are properly presented at the 2009 AGM or any adjournment thereof, the Proxy Holders will vote your shares in their discretion on such matters.

        Shares Registered Directly in the Name of the Shareholder.    If you hold our common shares registered directly in your name in our register of shareholders, you may vote by Internet or telephone, by returning a signed proxy card or by voting in person at the 2009 AGM. Specific instructions for registered shareholders are set forth in the Notice of Internet Availability of Proxy Materials.

        Shares Registered in the Name of a Nominee.    If your shares are held in a stock brokerage account or by a broker, bank, or other nominee in "street name", you are considered the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank, or nominee, who is the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank, or nominee has enclosed or will send you a voting instruction form for you to use to direct how your shares should be voted. Many brokers or banks also offer voting by Internet or telephone. Please refer to your voting instruction form for instructions on the voting methods offered by your broker or bank. As a beneficial owner of common shares, you are also invited to attend the 2009 AGM. However, since you are not the shareholder of record, you may not vote those shares in person at the 2009 AGM unless you request and receive a valid proxy from your broker, bank, or nominee.

        In order to be admitted to the 2009 AGM, you must bring a letter or account statement showing that you beneficially own the shares held by the broker, bank or nominee.

        Revoking Your Proxy.    If you hold shares registered directly in your name, you may revoke your proxy at any time before it is voted at the 2009 AGM, by: (1) sending a signed revocation thereof to Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: Corporate Secretary, which we must receive by 3:00 p.m., Pacific Daylight Time, on October 27, 2009; (2) submitting a later dated proxy, which we must receive by mail by 3:00 p.m., Pacific Daylight Time, on October 27, 2009, or online or by telephone by 11:59 p.m., Eastern Time, on October 27, 2009; or (3) voting your shares in person at the 2009 AGM. If your shares are registered in the name of a nominee, you must contact the nominee to revoke your proxy. Attending the 2009 AGM alone will not revoke any proxy.

        Proxy Solicitation.    We will bear all costs and expenses of soliciting proxies from shareholders. We have retained a proxy solicitation firm, Morrow and Co., to aid us in the solicitation process. We will pay Morrow and Co. its customary fee, estimated to be $10,000, plus reasonable out-of-pocket expenses incurred in the solicitation process. Seagate or its agent will distribute proxy materials to brokers, custodians, nominees, fiduciaries and other record holders and request that they forward materials to the beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such record holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. Our directors, officers and selected other employees may also solicit proxies by telephone, facsimile, or e-mail or in person. No additional compensation will be paid to directors, officers, or other employees of Seagate for their services in soliciting proxies for the 2009 AGM.

        Quorum, Voting Requirements and Broker Non-Votes.    In order to establish a quorum at the 2009 AGM, there must be one or more shareholders present at the 2009 AGM, either in person or by proxy, holding shares representing not less than a majority of our issued and outstanding shares entitled to vote at the 2009 AGM. For purposes of determining a quorum, abstentions and broker "non-votes" are counted as represented. Generally, broker "non-votes" occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors and the ratification of the appointment of Ernst & Young LLP as independent auditors, without instructions from the beneficial owner of those shares. However, without instructions from the beneficial owner, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, including the approval of (1) the amendment of our ESPP to increase the aggregate number of shares authorized for issuance under the plan by 10 million shares and (2) a one-time stock option exchange program for employees (other than our executive officers subject to the restrictions under Section 16 of the Securities Exchange Act of 1934, as amended ("Executives"), and directors). Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these matters and will not be counted in determining the number of shares necessary for approval.

        With respect to Proposal 1, the affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the 2009 AGM is necessary to approve the election of each of the director nominees. Any incumbent director who is not elected by a majority of the votes cast will continue as a "holdover" director under our Third Amended and Restated Articles of Association until his or her successor has been elected. Proposals 2, 3 and 4 require the affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the 2009 AGM in order to be approved.

        Abstentions and broker "non-votes" are not counted (except for quorum purposes) and will have no effect on the result of the vote on any proposal.

        Voting Procedures and Tabulation.    We have appointed a representative of Broadridge Financial Solutions, Inc. as the inspector of elections to act at the 2009 AGM and to make a written report thereof. Prior to the 2009 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of common shares outstanding and the voting power of each, determine the common shares represented at the 2009 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1 – ELECTION OF DIRECTORS

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated 10 nominees for election at the 2009 AGM. Our Board's nominees are Messrs. Luczo, Biondi, Bradley, and Marquardt, Ms. Marshall, Dr. Park, and Messrs. Pimentel, Reyes, Thompson and Zander.

        Each of the Board's nominees is currently serving as a director of Seagate Technology.

        Under our Third Amended and Restated Articles of Association, the Board may have not less than one or more than 15 members. The Board has determined that, until the 2009 AGM, the number of directors constituting the full Board shall be 11, and after the 2009 AGM the number of directors constituting the full Board shall be 10. The holders of common shares, voting as a class, have the right to elect all 10 members to the Board to serve until the 2010 AGM of Shareholders and until their respective successors are elected or until their office is otherwise earlier vacated.

        It is currently anticipated that each of the nominees will be willing and able to serve as directors. However, if any nominee becomes unwilling or unable to serve as a director, then the Board will either propose a substitute nominee (and the Proxy Holders will vote for the appointment of the proposed nominee) or determine to reduce the size of the Board.

Director Changes

•
Stephen J. Luczo, formerly our non-employee Chairman of the Board, became our President, Chief Executive Officer ("CEO") and Chairman of the Board on January 12, 2009.

•
William D. Watkins, our former CEO, ceased to be our CEO on January 12, 2009, and resigned from the Board on February 4, 2009.

•
Albert A. Pimentel joined the Board and the Audit Committee on March 3, 2009 and the Strategic and Financial Transactions Committee on April 13, 2009, and became Chairman of the Audit Committee on August 19, 2009.

•
Edward J. Zander joined the Board on March 5, 2009, and the Compensation Committee on April 29, 2009.

•
On July 27, 2009, Donald E. Kiernan notified the Board that he would not stand for reelection at the 2009 AGM. Mr. Kiernan continued to serve as the Chairman of the Audit Committee until August 19, 2009, when our Annual Report on Form 10-K for fiscal year 2009 was completed, at which time Mr. Pimentel assumed the role of Chairman of the Audit Committee. Mr. Kiernan will continue to serve as a member of the Audit Committee until the expiration of his term as a director on October 28, 2009.

Nominees for Election as Directors

        Detailed information about our director nominees is provided below. There is no family relationship between any of the nominees, directors or our executive officers nor are any of our directors or executive officers party to any legal proceedings adverse to us.

Stephen J. Luczo 52 years old Chairman, President and Chief Executive Officer Director since November 2000	Mr. Luczo has served as President and CEO since January 2009, and continues to serve as Chairman of the Board. Mr. Luczo joined Seagate in October 1993 as Senior Vice President of Corporate Development. In September 1997, he was promoted to President and Chief Operating Officer ("COO") of our predecessor, Seagate Technology, Inc. and, in July 1998, he was promoted to CEO at which time he joined the Board of Directors. He was appointed Chairman of the Board in 2002. Mr. Luczo resigned as CEO effective as of July 3, 2004, but retained his position as Chairman of the Board. He served as non-employee Chairman from October 2006 to January 2009. From October 2006 until he re-joined us as an Executive in January 2009, Mr. Luczo was a private investor. Prior to joining Seagate in 1993, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993.
Frank J. Biondi, Jr. 64 years old Director since December 2005
Mr. Biondi is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since June 1999. He was Chairman and CEO of Universal Studios from April 1996 through November 1998. Mr. Biondi previously served as President and CEO of Viacom, Inc. from July 1987 through January 1996, and was a member of the Viacom Board of Directors. Prior to joining Viacom, Mr. Biondi was Chairman and CEO of Coca-Cola Television from November 1986. In addition, he was Executive Vice President of the Entertainment Business Sector of the Coca-Cola Company, and of its predecessor company, Columbia Pictures Industries, Inc., from January 1985 to July 1987. Mr. Biondi currently serves on the Boards of Directors of Amgen, Inc., Hasbro, Inc., Cablevision Systems, and Yahoo!, Inc.
William W. Bradley 66 years old Director since July 2003
Senator Bradley is a Managing Director of Allen & Company LLC, a position he has held since November 2000. Senator Bradley served as chief outside advisor to McKinsey & Company's non-profit practice from 2001 to 2004. From 1997 to 1999, he was a Senior Advisor and Vice Chairman of the International Council of J.P. Morgan & Co., Inc. During that time, he also served as an essayist for CBS Evening News and was a visiting professor at Stanford University, the University of Notre Dame and the University of Maryland. Senator Bradley served in the U.S. Senate from 1979 to 1997, representing the State of New Jersey. In 2000, he was a candidate for the Democratic nomination for President of the United States. He is also a member of the Boards of Directors of Starbucks Corporation and Willis Group Holdings Limited.

David F. Marquardt 60 years old Director since November 2000	Mr. Marquardt is a founding general partner of August Capital, a venture capital firm formed in 1995, and has been a general partner of Technology Venture Investors, a private venture capital firm, since August 1980. He is a member of the Boards of Directors of Microsoft Corporation and various private companies.
Lydia M. Marshall 60 years old Director since April 2004
Ms. Marshall is retired from Versura, Inc., an education loan exchange company that she founded. She served as Chair and CEO of Versura, Inc. from 1999 until 2004. Previously, she was Managing Director of Rockport Capital Incorporated from 1997 to 1999, Executive Vice President-Marketing of Sallie Mae from 1993 to 1997, and Senior Vice President heading Sallie Mae's Institutional and Public Finance and Strategic Planning Divisions from 1985 to 1993. Ms. Marshall is a member of the Board of Directors of Nationwide Mutual Insurance Company.
C.S. Park 61 years old Director since May 2006
Prior to joining Seagate's Board, Dr. Park served as Chairman and CEO of Maxtor Corporation ("Maxtor") from November 2004 until May 19, 2006, as Chairman of Maxtor's Board of Directors from May 1998 until May 19, 2006, and served as a member of its Board from February 1994 to May 19, 2006. Maxtor was acquired by Seagate in May 2006. Dr. Park has been a private investor and advisor since May 2006. Dr. Park served as Investment Partner and Senior Advisor at H&Q Asia Pacific, a private equity firm, from April 2004 until September 2004, and as a Managing Director for the firm from November 2002 to March 2004. Prior to joining H&Q Asia Pacific, Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman. Dr. Park is a member of the Boards of Directors of SMART Modular Technologies Inc., Ballard Power Systems, Inc., Computer Sciences Corporation and Brooks Automation, Inc.
Albert A. (Rocky) Pimentel 54 years old Director since March 2009
Mr. Pimentel is COO and Chief Financial Officer ("CFO") at McAfee, Inc., a position he has held since May 2008. Mr. Pimentel served as the Executive Vice President and Chief Financial Officer of Glu Mobile from September 2004 to May 2008. Prior to joining Glu Mobile, Mr. Pimentel served as Executive Vice President and Chief Financial Officer at Zone Labs from September 2003 to April 2004, which was acquired by Check Point Software in 2003. From January 2001 to June 2003, Mr. Pimentel was a partner with Redpoint Ventures. Pimentel also held the positions of Senior Vice President and Chief Financial Officer of WebTV Networks, which was acquired by Microsoft in 1997, from November 1996 until January 2001, Senior Vice President and Chief Financial Officer of LSI Logic Corporation from July 1992 to October 31, 1996 and was part of the founding management team of Conner Peripherals, Inc., which was acquired by Seagate in 1996.

Gregorio Reyes 68 years old Director since April 2004	Mr. Reyes has been a private investor and management consultant since 1994. Mr. Reyes began his career in the semiconductor industry with National Semiconductor Corporation in 1962, followed by executive positions with Motorola, Inc., Fairchild Semiconductor and Eaton Corporation. From 1981 to 1984, he was President and CEO of National Micronetics, Inc., a provider of hard disc magnetic recording head products for the data storage industry. Between 1986 and 1990, he was Chairman and CEO of American Semiconductor Equipment Technologies. Mr. Reyes co-founded Sunward Technologies in 1985 and served as its non-executive Chairman from 1985 to 1990, and its Chairman and CEO from 1990 until 1994. Mr. Reyes currently serves as non-executive Chairman of LSI Logic Corp., and Chairman of the Board of Dialog Semiconductor plc.
John W. Thompson 60 years old Director since November 2000
Mr. Thompson is Chairman of the Board of Directors of Symantec Corporation. In April 2009, he retired from his role as CEO of Symantec. Before joining Symantec in April 1999, Mr. Thompson held various executive and management positions with IBM from 1971. Mr. Thompson is also a member of the Board of Directors of United Parcel Service, Inc.
Edward J. Zander 62 years old Director since March 2009
Mr. Zander served as Chairman and CEO of Motorola from January 2004 until January 2008, when he resigned as CEO and continued as Chairman. He resigned as Chairman in May 2008. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries from July 2003 to December 2003. Mr. Zander was President and COO of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander is also a member of the Boards of Directors of Netezza Corporation and NetSuite, Inc. He previously served on the Board of Seagate from November 2002 to October 2004.

Vote Required; Recommendation of the Board

        The affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the 2009 AGM is necessary to approve the election of each of the director nominees.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE TEN (10) NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    Our Board is committed to using sound corporate governance practices to help fulfill its responsibilities to our shareholders, and has adopted and disclosed corporate governance guidelines to clarify how it exercises its responsibilities. The Corporate Governance Guidelines are summarized below, and are also available on the Corporate Governance section of our website at http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance/. You may also request a copy in print from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

        The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines, and reviews the Guidelines at least annually and makes recommendations to the Board concerning corporate governance matters. The Board may amend any of the Corporate Governance Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board's judgment or fiduciary duties.

        Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

  •
  The Board believes that there should be a substantial majority of independent directors on the Board.

  •
  All directors stand for election every year.

  •
  The Board does not have a mandatory retirement age for directors and, because the Nominating and Corporate Governance Committee annually evaluates director nominees for the following year, the Board has decided not to adopt arbitrary term limits for its directors.

  •
  Directors with significant job changes are required to submit an offer of resignation from the Board to the Nominating and Corporate Governance Committee, which then evaluates whether the individual continues to satisfy the Board's membership criteria in light of his or her new occupational status, and makes a recommendation to the Board for its decision whether or not to accept the director's resignation.

  •
  Non-management directors are limited to service on four public company boards, in addition to service on the Company's Board. Our CEO is limited to service on one public company board, in addition to service on our Board.

  •
  The Board generally believes that the offices of Chairman and CEO should be held by separate persons, to aid in the oversight of management, unless it is in the best interests of the Company that the same person holds both offices. On January 12, 2009, William Watkins ceased being CEO, and our Chairman, Stephen Luczo, was appointed as President and CEO. Notwithstanding the Board's general policy, in light of the transition to new management, the Board believes that the interests of the Company are currently best served by Mr. Luczo holding the offices of both Chairman and CEO.

  •
  The Chair of the Nominating and Corporate Governance Committee, currently Lydia Marshall, has been appointed to serve as the Lead Independent Director. The Lead Independent Director coordinates the activities of the other non-management directors, presides over meetings of the Board at which the Chairman of the Board is not present and each executive session of independent directors, serves as liaison between the Chairman of the Board and the independent directors, approves meeting schedules and agendas for the Board, has authority to call meetings of the independent directors, and is available for consultation and direct communication if requested by major shareholders.

  •
  We require that each non-management director establish and maintain ownership of a minimum of 10,000 shares of the Company's stock within the timeframes described in this Proxy Statement under the heading "Compensation of Directors".

  •
  The Board has regularly scheduled presentations from finance, sales and marketing, and our major business functions and operations.

  •
  At least annually, the Board evaluates the performance of the CEO. For a discussion on the relationship between performance and compensation, please see the Compensation Discussion & Analysis (the "CD&A"), set forth in this Proxy Statement.

  •
  The Nominating and Corporate Governance Committee manages a process whereby the Board and its committees are subject to annual evaluation and self-assessment.

        In addition, the Board's annual agenda includes reviewing the long term strategic planning, risk management, and succession planning. The Board also receives a report, at least annually, from management on succession planning and management development, and annually reviews the performance of senior management.

        Our Board works with management to schedule orientation programs and continuing education programs for directors. The orientation programs are designed to familiarize new directors with our businesses, strategies, and challenges, and to assist directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for directors may include a mix of in-house and third-party presentations and programs.

        Board Meetings, Committees and Attendance.    The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. During fiscal year 2009, the Board held nine meetings. All directors attended at least 75 percent of the aggregate of the meetings of the Board and of the committees of which they were members.

        All directors who were serving at the time of the Company's 2008 Annual General Meeting of Shareholders attended the Annual General Meeting, with the exception of Senator Bradley, who was out of the country for a long-standing engagement at the time of the meeting.

        The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Strategic and Financial Transactions Committee. The

committees are responsible to the full Board. The table below provides the current membership for each of the committees, and the number of meetings held by the committees during fiscal year 2009.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Strategic and Financial Transactions Committee
Stephen J. Luczo
Frank J. Biondi, Jr.	X		X
William W. Bradley					X
Donald E. Kiernan(1)	X
David F. Marquardt					X		X
Lydia M. Marshall(2)	X				X	C
C.S. Park							X	C
Albert A. Pimentel(3)	X	C					X
Gregorio Reyes	X						X
John W. Thompson			X	C
Edward J. Zander(4)			X		X
Number of Meetings in FY2009	11		7		5		4

C
= Chair of the committee

(1)
Mr. Kiernan notified the Board on July 27, 2009 that he would not stand for re-election at the 2009 AGM. Mr. Kiernan continued to serve as the Chairman of the Audit Committee until August 19, 2009, when our Annual Report on Form 10-K for fiscal year 2009 was completed, at which time Mr. Pimentel assumed the role of Chairman of the Audit Committee. Mr. Kiernan will continue to serve as a member of the Audit Committee until the expiration of his term as a director on October 28, 2009.

(2)
Ms. Marshall also serves as the Lead Independent Director of the Board.

(3)
Mr. Pimentel joined the Board and the Audit Committee on March 3, 2009 and the Strategic and Financial Transactions Committee on April 13, 2009. Mr. Pimentel became Chairman of the Audit Committee on August 19, 2009.

(4)
Mr. Zander joined the Board on March 5, 2009, and the Compensation Committee on April 29, 2009.

        The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. Please visit the Corporate Governance section of our investor relations website at http://www.seagate.com/www/en-us/about/investor_relations/corporate_governance/board_structure/, where the charters of each of the Board committees are available. You may also request a copy in print from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

        The Board has determined that each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfy the applicable NASDAQ Global Select Market ("NASDAQ") and SEC standards for independence, as discussed in more detail under the heading "Director Independence" below.

        Audit Committee.    The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities relating to the Company's financial statements and financial reporting process, the qualifications, independence and performance of the Company's independent registered public accounting firm, the performance of the Company's internal audit function, and the Company's compliance with legal and regulatory requirements. The Board has determined that Mr. Pimentel is an audit committee financial expert, as defined by Item 407(d)(5)(i) of Regulation S-K of the Securities Exchange Act of 1934, as

amended, and that all members of the committee meet the applicable NASDAQ and SEC standards for membership of the Audit Committee, as discussed under the heading "Director Independence" below.

        Compensation Committee.    The Compensation Committee reviews and establishes compensation of the Company's executive officers and non-management board members, evaluates the Company's programs and practices relating to leadership development, and oversees the administration of the Company's stock-based and certain other compensation plans, all with a view toward maximizing long-term shareholder value. The Compensation Committee may engage outside compensation consultants, and engaged Frederick W. Cook ("F.W. Cook") in fiscal year 2009 to advise it with respect to executive compensation and related matters. Additional information on the Compensation Committee's processes and procedures for considering and determining executive compensation, as well as the services provided by F.W. Cook, is contained in the CD&A section of this Proxy Statement.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates for director, recommends candidates for election as director, and provides a leadership role with respect to corporate governance of the Company.

        The Nominating and Corporate Governance Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders and by management, as well as those identified by any third party search firms retained by the Company to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. The Nominating and Corporate Governance Committee considers all aspects of a candidate's qualifications in the context of the needs of the Company at that point in time with a view to creating a Board with a diversity of experience and perspectives. Among the qualifications, qualities and skills of a candidate considered important by the Nominating and Corporate Governance Committee are a commitment to representing the long-term interests of the shareholders; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics; integrity and values; practical wisdom and sound judgment; and business and professional experience.

        Consideration of new directors typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Our Chairman, President and CEO, Mr. Luczo, first suggested Messrs. Pimentel and Zander as prospective Board candidates, who were then evaluated by the Nominating and Corporate Governance Committee according to its practice described above.

        Shareholders wishing to submit recommendations for director candidates to the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Secretary of the Company by certified or registered mail:

  •
  the name, address, and biography of the candidate, and an indication of whether the candidate has expressed a willingness to serve;

  •
  the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

  •
  the number of shares of common stock beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

        Strategic and Financial Transactions Committee.    The Strategic and Financial Transactions Committee evaluates and authorizes management to enter into potential strategic or financial transactions in amounts of more than $25 million and up to $100 million individually (transactions of $25 million or less being within the CEO's discretion) that we may have the opportunity to participate in from time to time. The Strategic and Financial Transactions Committee will review transactions over $100 million and make recommendations to the full Board. In addition, this committee oversees the Company's enterprise risk management, including its major financial and operational risks, and the Company's capital structure.

        Executive Sessions of the Independent Directors and Lead Independent Director.    Our independent directors meet without management present at each regularly scheduled Board meeting. If the Board convenes a special meeting, the independent directors will meet in executive session if circumstances warrant. The Chairman of the Nominating and Corporate Governance Committee serves as the Lead Independent Director, and is currently Ms. Marshall. Ms. Marshall has served in this role since October 2006. The Lead Independent Director presides over the executive sessions, and leads the annual Board self-assessment and conducts interviews to confirm the continued qualification and willingness to serve of each director prior to the time at which directors are nominated for re-election at the annual general meeting.

        During fiscal year 2009, the independent directors met in executive session six times.

        Director Independence.    Our Board currently includes ten independent directors, nine of whom are standing for election at the 2009 AGM. (As discussed above, Mr. Kiernan notified the Board on July 27, 2009 that he would not stand for reelection at the Company's 2009 AGM.) To be considered independent under the NASDAQ listing standards, a director may not be employed by the Company or engage in specified types of business dealings with the Company. In addition, as required by NASDAQ listing standards, the Board must determine, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews and discusses information provided by the directors and by the Company with regard to each director's business and personal activities as they relate to the Company and the Company's management.

        In assessing director independence the Nominating and Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. The Board has made the determination that transactions or relationships between Seagate and an entity where a director serves as a non-management director and/or is the beneficial owner, directly or indirectly, of less than 10% of the entity, or where a director serves on a non-management advisory board of, or in a non-employee advisory capacity to, such entity are presumed immaterial for the purposes of assessing a director's independence.

        The Board considered the following relationships:

  •
  During fiscal year 2009, Mr. Thompson was an executive officer of Symantec Corporation with which the Company conducts business in the ordinary course. Payments that the Company made to, or received from, Symantec for property or services in the current and each of the last three fiscal years did not exceed 1% of the Company's or Symantec's consolidated gross revenues and therefore, fell significantly below the 5% threshold in the NASDAQ independence standards;

  •
  Seagate's investment in Unity Semiconductor Corporation, a company in which August Capital III, LP and its affiliates (collectively, "August Capital") and Seagate have an investment of approximately 27.3% and 19.9% respectively. As a member of the general partner of August Capital, Mr. Marquardt has a personal, indirect capital interest of less than 1% of the shares of Unity Semiconductor Corporation owned by August Capital, and he disclaims beneficial ownership of the shares held by August Capital except to the extent of his individual pecuniary interest therein; and

  •
  Seagate's investment in SandForce, Inc., a company in which Seagate has an ownership interest of approximately 5.5%, and from which Seagate purchased approximately $4 million in product and services in 2009, and where Dr. Park serves as an outside director.

        Following the review of these transactions, the information provided by the directors and the Company to the Board, and other relevant standards, the Board determined that each of Messrs. Biondi, Bradley, Kiernan, Marquardt, Pimentel, Reyes, Thompson, Zander, Ms. Marshall, and Dr. Park is an independent director under the NASDAQ rules. The Board has also determined the members of the Audit Committee are independent under Rule 10A-3 under the Securities and Exchange Act of 1934, as amended. Mr. Luczo is an employee of the Company, and therefore is not considered independent.

        Shareholder Communications with the Board.    The Annual General Meeting of Shareholders provides an opportunity each year for the shareholders to ask questions of, or otherwise communicate directly with, members of the Board on matters relevant to Seagate. In addition, shareholders and other interested parties may communicate with any or all of our directors, including the Lead Independent Director and/or the non-management or independent directors as a group, by transmitting correspondence to the director(s) by mail or by facsimile as follows:

  c/o Corporate Secretary
  Seagate Technology
  920 Disc Drive
  Scotts Valley, CA 95066
  Fax: (831) 438-6675

        The Corporate Secretary shall transmit as soon as practicable such communications to the identified director addressee(s), unless there are legal or other considerations that mitigate against further transmission of the communication, as determined by the Corporate Secretary. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded by the Corporate Secretary, such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam, and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded; however, the Board or individual directors so addressed shall be advised of any communication withheld as soon as practicable.

        Code of Business Conduct and Ethics.    The Board has adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our CEO, CFO, and Principal Accounting Officer. Our Code of Business Conduct and Ethics is available through our website at http://www.seagate.com/www/en-us/about/global_citizenship/work_environment/code_of_business_conduct_and_ethics/, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology, 920 Disc Drive, Scotts Valley, California 95066.

        Share Ownership Guidelines.    Members of the Board are subject to the director share ownership requirements contained in our Corporate Governance Guidelines, to more closely link directors' interests with those of our shareholders. Under the guidelines, each non-management director serving on September 27, 2006, must own at least 10,000 common shares of Seagate Technology by December 31, 2008. Non-management directors elected or appointed after September 27, 2006 have three years from the date of election or appointment to achieve the ownership requirement. Exceptions may be requested in the event of hardship. All of our directors are in compliance with the share ownership guidelines.

COMPENSATION OF DIRECTORS

        For fiscal year 2009, we compensated our non-management directors with an annual cash retainer of $50,000 for Board service, reduced by 15% to $42,500 on January 29, 2009, in connection with the Company's overall cost reduction strategy. Non-management members of our Board committees and the Chairman of the Board, if he or she is not a member of management of the Company, also receive an additional annual retainer in lieu of meeting payments. For fiscal year 2009, these retainer amounts were as follows:

Board or Board Committee	Membership	Retainer	Retainer with 15% reduction(1)
Board of Directors	Chairperson	$150,000	$127,500
	Member	$50,000	$42,500
Audit Committee	Chairperson	$50,000	$42,500
	Member	$25,000	$21,250
Compensation Committee	Chairperson	$20,000	$17,000
	Member	$10,000	$8,500
Nominating and Corporate Governance Committee	Chairperson	$20,000	$17,000
	Member	$10,000	$8,500
Strategic and Financial Transactions Committee	Chairperson	$20,000	$17,000
	Member	$10,000	$8,500
Lead Independent Director		$15,000	$12,750

(1)
On January 29, 2009, in connection with the Company's overall cost reduction strategy the Board reduced the cash compensation for Board and committee service by 15%. This column represents the retainers after this reduction.

        Upon joining our Board, each new non-management director receives an option to purchase 55,000 of our common shares with an exercise price equal to the fair market value of the common shares on the grant date and an award of 15,000 restricted shares, unless the new director is an officer or director of an entity whose stock, assets and/or business are acquired by Seagate. In such circumstances, the grant of equity awards is determined by the existing members of the Board, not to exceed the value of 55,000 option awards and 15,000 restricted share awards. The fair market value for option awards is determined by calculating the average of the high and low stock price reported by the NASDAQ on the grant date. These equity awards generally vest over four years from the date of grant. Upon re-election to the Board each year, each non-management director who has served on the Board at least six months before re-election receives an option to purchase 10,000 of our common shares with an exercise price equal to the fair market value of the common shares as of the date of grant and also receives a share award of 5,000 restricted shares. These awards vest over four years from the vesting commencement date (generally a date occurring during the month in which the Annual General Meeting of Shareholders occurs).

        In addition to the annual director compensation and committee retainers, all members of the Board are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of the Board and its committees; no additional compensation is provided for attending Board or committee meetings. Board members are eligible to participate in the Company's Nonqualified Deferred Compensation Plan—the Seagate Deferred Compensation Plan (the "SDCP"). For a description of the plan, see "Compensation Discussion and Analysis—Benefits and Other Perquisites—Nonqualified Deferred Compensation Plan" elsewhere in this Proxy Statement.

 Director Compensation for Fiscal Year 2009

        The table below summarizes the compensation paid to our non-management directors for the fiscal year ended July 3, 2009.

	Fees Earned or Paid in Cash ($)	Stock Awards $(1)	Option Awards $(1)	Total ($)
Frank J. Biondi, Jr.	69,375	38,982	229,430	337,787
William W. Bradley	55,500	38,982	93,770	188,252
Donald E. Kiernan	98,875	38,982	93,770	231,627
David F. Marquardt	57,625	38,982	93,770	190,377
Lydia M. Marshall(2)	101,750	38,982	93,770	234,502
C.S. Park	50,875	38,982	75,246	165,103
Albert A. Pimentel	18,062	4,616	5,118	27,796
Gregorio Reyes	66,125	38,982	93,770	198,877
John W. Thompson	64,750	38,982	93,770	197,502
Edward J. Zander	12,750	4,263	4,613	21,626

(1)
The amounts shown represents the applicable portion of the grant date fair value of restricted share awards and stock options granted in fiscal year 2009 and in prior years recognized as compensation expense, for financial reporting purposes, for fiscal year 2009 pursuant to the provisions of Statement of Financial Accounting Standards No. 123R, Share-based Payments ("SFAS No. 123R"). Such amounts do not represent amounts paid to or realized by the non-employee director. See Note 10 of the Notes to Consolidated Financial Statements in Seagate's Annual Report on Form 10-K for the year ended July 3, 2009 regarding assumptions underlying valuation of equity awards. Additional information regarding the stock options and restricted shares held by each director is set forth in the table below.

Director	Number of Restricted Shares Granted in Fiscal Year 2009(a)	Aggregate Grant Date Fair Value of Restricted Shares Granted in Fiscal Year 2009 ($)	Aggregate Number of Restricted Shares held as of July 3, 2009	Number of Option Shares Granted in Fiscal Year 2009(a)	Aggregate Grant Date Fair Value of Option Shares Granted in Fiscal Year 2009 ($)	Aggregate Number of Option Shares held as of July 3, 2009
Frank J. Biondi, Jr.	5,000	32,625	8,750	10,000	10,798	145,000
William W. Bradley	5,000	32,625	8,750	10,000	10,798	195,000
Donald E. Kiernan	5,000	32,625	8,750	10,000	10,798	210,000
David F. Marquardt	5,000	32,625	8,750	10,000	10,798	120,000
Lydia M. Marshall	5,000	32,625	8,750	10,000	10,798	185,000
C.S. Park	5,000	32,625	8,750	10,000	10,798	159,963
Albert A. Pimentel(b)	15,000	57,675	15,000	55,000	63,949	55,000
Gregorio Reyes	5,000	32,625	8,750	10,000	10,798	145,000
John W. Thompson	5,000	32,625	8,750	10,000	10,798	120,000
Edward J. Zander(c)	15,000	54,150	15,000	55,000	58,603	55,000

  (a)
  On October 30, 2008, each non-employee director then serving was granted 5,000 restricted shares and an option to purchase 10,000 shares. The grant date fair value of $6.53 per share for the restricted share awards was calculated using the average of the high and low stock price, $6.75 and $6.30, respectively, as reported on the NASDAQ on October 30, 2008. The closing sale price on the NASDAQ on October 30, 2008 was $6.51 per share. The grant date fair value of the options was determined to be $1.08 per share as calculated pursuant to SFAS No. 123R.

  (b)
  Mr. Pimentel joined the Board as a director on March 3, 2009, and became a member of the Audit Committee on March 3, 2009 and a member of the Strategic and Financial Transactions Committee on April 13, 2009. On March 3, 2009, Mr. Pimentel was granted 15,000 restricted shares and an option to purchase 55,000 shares. The grant date fair value of $3.85 per share for the restricted share award was calculated using the average of the high and low stock price, $4.05 and $3.64, respectively, as reported on the NASDAQ on March 3, 2009. The closing sale price on the

    NASDAQ on March 3, 2009 was $3.76 per share. The grant date fair value of the options was determined to be $1.16 per share as calculated pursuant to SFAS No. 123R.

  (c)
  Mr. Zander joined the Board as a director on March 5, 2009, and became a member of the Compensation Committee on April 29, 2009. On March 5, 2009, Mr. Zander was granted 15,000 restricted shares and an option to purchase 55,000 shares. The grant date fair value of $3.61 per share for the restricted share award was calculated using the average of the high and low stock price, $3.84 and $3.38, respectively, as reported on the NASDAQ on March 5, 2009. The closing sale price on the NASDAQ on March 5, 2009 was $3.42 per share. The grant date fair value of the options was determined to be $1.07 per share as calculated utilizing the provisions of SFAS No. 123R.

(2)
Ms. Marshall serves as the Lead Independent Director for the Board.

 SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of our outstanding common shares on September 4, 2009, except as noted below, by (1) each person who is known by us to beneficially own more than five percent of our outstanding voting power, (2) each director, director nominee, and named executive officer ("NEO") and (3) all of our directors, director nominees and Executives as a group. We have determined beneficial ownership in accordance with the rules of the SEC. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his or her shares beneficially owned, subject to applicable community property laws. For purposes of the table below, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person has the right to acquire on or within 60 days after September 4, 2009.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Greater than five percent holders:
FMR LLC	73,285,272	(2)	14.78%
82 Devonshire Street
Boston, MA 02109
Affiliates of Franklin Resources, Inc.	31,391,754	(3)	6.33%
One Franklin Parkway
San Mateo, CA 94403-1906
Barclays Global Investors, NA. and its affiliates	30,435,734	(4)	6.14%
400 Howard Street
San Francisco, CA 94105
UBS AG	24,870,081	(5)	5.01%
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland
Directors, director nominees and named executive officers:
Stephen J. Luczo	5,975,283	(6)	1.20%
Patrick J. O'Malley	1,217,421	(7)	*
Robert W. Whitmore	484,939	(8)	*
William D. Mosley	306,098	(9)	*
D. Kurt Richarz	229,752	(10)	*
William D. Watkins	1,911,793	(11)	*
Charles C. Pope	1,226,010	(12)	*
Brian S. Dexheimer	1,238,614	(13)	*
David A. Wickersham	120,761	(14)	*
Frank J. Biondi, Jr.	111,249	(15)	*
William W. Bradley	186,249	(16)	*
Donald E. Kiernan	211,249	(17)	*
David F. Marquardt	1,599,289	(18)	*
Lydia M. Marshall	180,499	(19)	*
C.S. Park	153,062	(20)	*
Albert A. Pimentel	27,000	(21)	*
Gregorio Reyes	164,789	(22)	*
John W. Thompson	273,159	(23)	*
Edward J. Zander	15,000	(24)	*
All directors, director nominees and Executives as a group (23 persons)	16,077,895	(25)	3.24%

*
Less than 1% of Seagate Technology's common shares outstanding.

(1)
Percentage of class beneficially owned is based on 495,931,391 common shares outstanding as of September 4, 2009. Each common share is entitled to one vote. All restricted shares, whether or not vested, are treated as outstanding for all purposes. Common shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after August 14, 2009 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or restricted shares, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
Based solely on information reported by FMR LLC on the Schedule 13G filed with the SEC on February 10, 2009 and reporting ownership as of December 31, 2008. FMR LLC has sole voting power over 7,443,514 shares and sole dispositive power over 73,285,272 shares.

(3)
Based solely on information reported by Franklin Resources, Inc. and its affiliates on the Schedule 13G/A jointly filed with the SEC on February 9, 2009 and reporting ownership as of December 31, 2008. Affiliates of Franklin Resources, Inc. have sole voting power over an aggregate of 28,163,182 shares, sole dispositive power over an aggregate of 31,155,994 shares and shared dispositive power over an aggregate of 235,760 shares.

(4)
Based solely on information reported by Barclays Global Investors, NA. and its affiliates on the Schedule 13G jointly filed with the SEC on February 5, 2009 and reporting ownership as of December 31, 2008. Barclays Global Investors, NA. and its affiliates have sole voting power over an aggregate of 26,007,621 shares and have sole dispositive power over an aggregate of 30,435,734 shares.

(5)
Based solely on information reported by UBS AG on the Schedule 13G filed with the SEC on February 10, 2009 and reporting ownership as of December 31, 2008. The UBS Global Asset Management division of UBS AG has sole voting power over 21,238,954 shares and shared dispositive power over 24,870,071 shares.

(6)
Represents 82,499 common shares subject to options that are currently exercisable or will become exercisable within 60 days of September 4, 2009, 490,367 common shares held by Red Zone Holdings Limited Partnership, 425,951 common shares held by Red Zone II Limited Partnership, 4,682,836 common shares held by the Stephen J. Luczo Revocable Trust dated January 26, 2001, 34,880 common shares held indirectly by the Luczo Perpetual Family Trust, 100,000 common shares held by the Stephen J. Luczo 2009 Grantor Retained Annuity Trust and 158,750 common shares owned directly by Mr. Luczo. Mr. Luczo is a general partner of both Red Zone Holdings Limited Partnership and Red Zone II Partnership and, as such, may be deemed to beneficially own all of such common shares. He, however, disclaims beneficial ownership of the common shares owned by both entities, except to the extent of his pecuniary interest therein. Mr. Luczo has sole voting and dispositive power over the shares held by these entities.

(7)
Represents 759,666 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 425,207 common shares held by Patrick J. O'Malley III & Patricia A. O'Malley as trustees for the O'Malley Living Trust and 32,548 common shares owned directly by Mr. O'Malley.

(8)
Represents 399,579 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009 and 85,360 common shares owned directly by Mr. Whitmore.

(9)
Represents 286,982 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009 and 19,116 common shares owned directly by Mr. Mosley.

(10)
Represents 167,897 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009 and 61,855 common shares owned directly by Mr. Richarz.

(11)
Represents 1,752,049 common shares held by the Watkins Family Trust, 119,744 common shares held by Wolf Pack Limited Partnership and 40,000 common shares held by the Dragon Wolf Foundation, Inc. Mr. Watkins is a managing partner of Wolf Pack Limited Partnership and a managing member of Dragon Wolf Foundation, Inc., a private charitable foundation. As such, he may be deemed to beneficially own all of the common shares held by these entities. He, however, disclaims beneficial ownership of such common shares, except to the extent of any pecuniary interest therein. Mr. Watkins has shared voting and dispositive power of the shares held by these entities.

(12)
Represents 1,095,310 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 63,700 common shares held by the Pope Family Trust and 67,000 shares owned directly by Mr. Pope.

(13)
Represents 735,619 common shares subject to options that are currently exercisable, 61,664 common shares held by Silver Sea Limited Partnership, 30,000 common shares held by the Dexheimer Generation Skipping Trust and 411,331 shares held by Brian & Lorilee Dexheimer as Trustees of the Dexheimer Family Trust dated 2/12/1997. Mr. Dexheimer is a general partner of Silver Seas Limited Partnership and, as such, may be deemed to beneficially own all of such common shares. He, however, disclaims beneficial ownership of the common shares beneficially owned by Silver Seas Limited Partnership, except to the extent of his pecuniary interest therein. Mr. Dexheimer has sole voting and dispositive power over the shares held by these entities.

(14)
Represents 120,761 shares held by David and Susan Wickersham as Trustees of the David and Susan Wickersham 2000 Trust U/T/D 12/18/2000.

(15)
Represents 101,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 1,250 common shares held by the Biondi Family Trust and 8,750 common shares owned directly by Mr. Biondi.

(16)
Represents 176,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009 and 10,000 common shares owned directly Mr. Bradley.

(17)
Represents 191,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 11,250 held by the Donald E. Kiernan Living Trust and 8,750 common shares owned directly by Mr. Kiernan.

(18)
Represents 101,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 103,888 shares held by the David F. Marquardt Trust and 1,394,152 shares held directly by Mr. Marquardt.

(19)
Represents 166,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009 and 14,250 common shares owned directly by Ms. Marshall.

(20)
Represents 141,212 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 3,100 common shares held by The Park Family Trust and 8,750 common shares owned directly by Dr. Park.

(21)
Represents 12,000 common shares held by the Pimentel Family Trust and 15,000 common shares held directly by Mr. Pimentel.

(22)
Represents 126,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 29,790 common shares held by Gregorio & Vanessa Reyes Trust and 8,750 common shares owned directly by Mr. Reyes.

(23)
Represents 101,249 common shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 4, 2009, 163,160 common shares held by the John W. Thompson and Sandra A. Thompson Trust and 8,750 common shares owned directly by Mr. Thompson.

(24)
Represents 15,000 common shares owned directly by Mr. Zander.

(25)
Represents 4,884,525 common shares subject to options that are currently exercisable or which will become exercisable and 833 restricted stock units that will vest within 60 days of September 4, 2009.

PROPOSAL 2 – AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

General

        The Board is seeking the approval of our shareholders for an amendment to the Seagate Technology Employee Stock Purchase Plan (the "ESPP") to increase by 10,000,000 the number of shares available for purchase by eligible employees, from 30,000,000 to 40,000,000 shares. The ESPP was adopted by the Compensation Committee on October 24, 2002, approved by our shareholders on December 3, 2002 and became effective December 10, 2002. The plan was amended effective as of October 26, 2006 to (i) increase the common shares available for purchase thereunder by 10,000,000 shares (from 20,000,000 to 30,000,000 shares), and (ii) delete the provision which permitted automatic annual increases in the number of common shares reserved for issuance thereunder. On July 29, 2009, the Board amended and restated the ESPP to increase the number of shares available for purchase thereunder by 10,000,000 shares, subject to shareholder approval.

        Currently, a total of 30,000,000 of common shares of Seagate Technology are reserved for issuance under the ESPP and approximately 12,500 employees worldwide participate in the ESPP. The maximum number of shares that can be issued under the ESPP over the lifetime of the plan is limited to 75,000,000 and for purchase periods commencing on or after August 1, 2009, the maximum number of shares that can be purchased by participants in any purchase period is limited to 1,500,000 shares in the aggregate. As of July 31, 2009, we have issued 28,537,758 shares under this plan to employee participants, leaving an insufficient number of shares to allow us to continue to offer the ESPP to our employees in the U.S. and globally. We believe the requested 10,000,000 new shares, when added to shares that remain available for issuance under the ESPP, will be sufficient to permit participating employees to continue purchasing shares for at least 3 years.

        The Board is therefore recommending the addition of 10,000,000 shares to the total shares available for purchase under the ESPP to ensure that eligible employees continue to have the opportunity to invest in Seagate Technology. The Board believes that the additional shares will enable us to continue to attract and retain the talented employees necessary for our continued growth and success. In addition, the ESPP provides an incentive for employees to acquire our common shares, which aligns their interests with those of our shareholders.

        The full text of the ESPP, as proposed to be amended and restated, is included as Appendix I to this proxy statement as it would read if this proposal were to be approved by our shareholders. Below is a summary of certain key provisions of the ESPP, which is qualified in its entirety by reference to the full text of the ESPP.

Description of the ESPP

        Purpose and General Information about the ESPP.    We adopted the ESPP to provide employees of Seagate Technology and its designated subsidiaries with an opportunity, during specified periods ("Offering Periods"), to purchase common shares through accumulated payroll deductions. The ESPP provides eligible employees (including officers and directors who are employees) of Seagate Technology and certain designated subsidiaries with the right to purchase common shares of Seagate Technology at a discount. For U.S. taxpayers, the ESPP is intended to satisfy the requirements to receive the tax advantages allowed under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended.

        Eligibility.    Employees of Seagate Technology or a designated subsidiary who are employed as of the first day of a given Offering Period (an "Offering Date") are eligible to participate in the ESPP provided that they have satisfied the minimum employment period established by the Administrative

Committee (as defined below). Currently, an employee must be actively employed on or before the first Friday of the open enrollment period before an Offering Date in order to be eligible to participate in the Offering Period that commences on that Offering Date. In addition, employees are not eligible to participate in the ESPP if they would be deemed to own five percent (5%) or more of the total combined voting power or value of all classes of Seagate Technology stock or the stock of any of its subsidiaries (including shares purchased under the ESPP or under any other outstanding options) immediately after such employee is granted a right to purchase shares under the ESPP.

        Directors who are not employees of a participating employer in the ESPP, consultants, independent contractors, temporary workers employed by a third party, and employees of non-designated subsidiaries of Seagate Technology, are not eligible to participate in the ESPP.

        Administration.    The ESPP is administered by a committee appointed by the Board. Currently, the ESPP is being administered by the Seagate Benefits Administrative Committee (the "Administrative Committee"). The Administrative Committee has full power, in a manner not inconsistent with the ESPP, to adopt, amend and rescind any rules for the administration of the ESPP, to construe and interpret the ESPP, to exercise any and all powers allocated to the Board under the ESPP, and to make all other determinations necessary or advisable for the administration of the ESPP. Members of the Administrative Committee receive no additional compensation for their services in connection with the administration of the ESPP. Members of the Administrative Committee will serve for such time as the Board may specify and may be removed at any time by the Board or the Compensation Committee.

        Offering Periods.    The ESPP is implemented by a series of Offering Periods during which shares are purchased through payroll deductions ("Purchase Periods"). Each Offering Period is six months in length (beginning on February 1 and August 1 of each year) and consists of one Purchase Period that runs concurrently with such Offering Period. The last trading day of each Purchase Period is called a "Purchase Date."

        Purchase of Shares.    An employee who has satisfied the eligibility criteria will automatically be granted an option to buy common shares under the ESPP on the first Offering Date on which he or she is eligible and on each Offering Date thereafter. Assuming an eligible employee has appropriately completed the applicable paperwork, payroll deductions will commence on the first payroll date following the Offering Date and will end on the last payroll date on or prior to the next Purchase Date, unless the employee terminated his or her participation earlier in accordance with the ESPP. The option to buy common shares is exercised automatically on each Purchase Date.

        Purchase Price.    The purchase price for a Purchase Period will generally be equal to 85% of the lesser of (a) the closing price for our common shares on the Offering Date or (b) the closing price for our common shares on the Purchase Date.

        Securities to be Purchased.    The securities to be purchased under the ESPP are common shares of Seagate Technology. Common shares are issued directly to an ESPP participant from Seagate Technology and are registered with the SEC under a special form of registration statement applicable to employee benefit plans.

        Plan Amendment and Termination.    The Board has the power to terminate or amend the ESPP at any time subject to specified restrictions protecting the rights of participating employees. Upon a termination of the ESPP, the Board may, in its discretion; (a) return, without interest, the payroll deductions credited to the participants' accounts to such participants, or (b) set an earlier Purchase Date with respect to the Offering Periods and Purchase Periods then in progress.

        Change in Capitalization; Merger or Consolidation.    In the event any change is made in our capitalization, such as a reorganization, merger, stock split or stock dividend, that results in an increase or decrease in the number of outstanding shares of common shares without receipt of consideration by us, appropriate adjustments will be made in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any required action by our shareholders. In the event of our liquidation or dissolution, the Offering Period then in progress will terminate immediately prior to the consummation of such event, unless otherwise provided by our Board. In the event of a sale of all or substantially all of our assets, or a merger with or into another corporation, if provided by our Board, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. Alternatively, the Board may provide that the Offering Period then in progress will be shortened and a new purchase date will be set or that all outstanding options will terminate and any accumulated payroll deductions will be returned to participants.

        Plan Benefits and Number of Shares Purchased by Certain Individuals and Groups.    The actual number of shares that may be purchased by any individual under the ESPP is not determinable in advance since participation is voluntary and the number is determined, in part, on the contributed amount and the purchase price. The following table sets forth the aggregate number of our common shares which were purchased under the ESPP by the listed persons and groups during fiscal year 2009 and the weighted average per-share purchase price paid per share.

Name	Number of Shares Purchased	Weighted Average Per Share Purchase Price
Stephen J. Luczo	—	$—
Patrick J. O'Malley	387	$4.60
Robert W. Whitmore	—	$—
William D. Mosley	387	$4.60
D. Kurt Richarz	869	$9.10
William D. Watkins	387	$4.60
Charles C. Pope	—	$—
Brian S. Dexheimer	—	$—
David A. Wickersham	56	$12.72
Executives as a Group (including NEOs) (13 people)	2,856	$7.22

        Our Executives have a financial interest in this proposal because they are eligible to purchase our common shares under the ESPP.

Certain Federal Income Tax Consequences

        Generally, participants in the ESPP will recognize income for purposes of U.S. federal income tax in the year in which they make a disposition of the purchased common shares. The U.S. federal income tax liability will depend on whether such disposition is "disqualifying" or "qualifying." A disqualifying disposition is any sale or other disposition which is made within two years after an Offering Date or within one year after a Purchase Date. A qualifying disposition will occur if the sale or other disposition of the common shares is made after the participant has held the common shares for more than two years after an Offering Date and more than one year after a Purchase Date.

        Upon a disqualifying disposition, a participant will recognize ordinary income equal to the excess of (a) the fair market value of the common shares on the Purchase Date over (b) the purchase price paid for the common shares. Seagate Technology will be entitled to an income tax deduction in an amount equal to such excess for the taxable year in which such disposition occurs. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the participant has held the common shares more than one year after the Purchase Date, and will be short-term if the participant has held the common shares not more than one year from the Purchase Date. In general, the current maximum U.S. federal income tax rate on long-term capital gains is 15%, and short-term capital gains are taxed at the same rates as ordinary income. The current general maximum U.S. federal income tax rate for ordinary income (and therefore short-term capital gains) is 35%.

        Upon a qualifying disposition, a participant will recognize ordinary income equal to the lesser of: the amount by which the fair market value of the common shares on the date of the qualifying disposition exceeds the purchase price paid for the common shares, or the amount by which the fair market value of the common shares on the Offering Date exceeds the discounted purchase price (that amount is typically 15% of the fair market value of the common shares on the Offering Date). Seagate Technology is not entitled to an income tax deduction with respect to such disposition. Any additional gain recognized upon the qualifying disposition will be capital gain. Under current law, the capital gain will be long-term because the shares would be held for more than one year after the Purchase Date. In general, the maximum U.S. federal income tax rate on long-term capital gains is 15%.

        Generally, if the fair market value of the common shares on the date of a qualifying disposition is less than the purchase price paid for the common shares, the participant will not recognize ordinary income, and any loss recognized will be a long-term capital loss. However, if the loss arises in connection with a disqualifying disposition, the participant may still recognize as ordinary income, and be taxed on, the excess of (a) the fair market value of the common shares on the Purchase Date over (b) the purchase price paid for the common shares.

Vote Required; Recommendation of the Board

        The affirmative vote of the holders of a majority of all the votes cast by holders of common shares represented in person or by proxy at the 2009 AGM is necessary to approve the amendment to the ESPP.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL THREE – APPROVAL OF AN
EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

        The Board is requesting that our shareholders approve an employee stock option exchange program (the "Option Exchange"). The Option Exchange has been designed to include the following features, which reflect best market practices and are intended to strike a balance between the Company's need to retain and motivate employees and the interests of its shareholders:

  •
  our Executives and directors will not be eligible to participate;

  •
  only options (1) having an exercise price above the threshold price determined by the Board (the "Eligible Exercise Price") and (2) granted more than 12 months prior to the commencement of the Option Exchange will be eligible to be exchanged;

  •
  the Eligible Exercise Price will be equal to or higher than the 52-week high trading price of our common shares at the commencement of the Option Exchange;

  •
  the exchange will be a value-for-value exchange such that the value of the new options to be granted will be approximately equal to the value of the options being surrendered and is intended to result in minimal additional compensation expense to Seagate;

  •
  fewer new options will be granted than are surrendered in the exchange offer, based on the applicable exchange ratio(s) established for the Option Exchange;

  •
  new options will be granted out of the total pool of options surrendered in the Option Exchange, and any remaining surrendered options will be cancelled without being returned to the share pool available for future grants;

  •
  the cancelled options will not be available for future grant under our stock compensation plans;

  •
  new options will be unvested at the time of grant (with incremental vesting commencing three months after the date of grant), even if the surrendered options were fully or partially vested, and will be granted at fair market value at the date of grant; and

  •
  the Option Exchange will be effected only if shareholder approval is obtained and if the Board decides to implement the Option Exchange.

        The Board believes that the Option Exchange is in the best interests of shareholders and Seagate, as new stock options received under the program will provide new incentives to motivate and retain talented employees while reducing our "overhang" of outstanding employee stock options, which will allow Seagate to recapture value from the compensation costs that have been and will be incurred from its stock options program.

Rationale for the Option Exchange

        We have historically granted stock options as a key component of our employees' overall compensation package. Stock options have been granted to encourage our employees to act as owners and to align their interests with those of our shareholders. The objectives of our equity compensation plans are to motivate and reward personnel whose long-term employment is considered essential to our continued progress and to encourage them to continue their employment with us.

        Like many companies we have experienced significant declines in our share price over the last year due in part to the worldwide economic downturn. Despite recent increases in our share price, it remains substantially below the prices at which many of our outstanding options were granted. The disk drive industry is sensitive to such global macroeconomic conditions and the recent sharp contraction in the PC supply chain contributed to a rapid decline in demand for disk drives during the past fiscal year. Furthermore, many industries that historically have consumed high volumes of enterprise class disk drives, such as financial services, have experienced a disproportionately negative effect on their business results from the economic downturn, all of which adversely affected our business and contributed to the decline of our share price.

        It is unclear when an economic turnaround may occur, and if one does occur, whether or not it will be sustained. In light of this, as well as unpredictability around demand for our products, we have recently undertaken major restructuring efforts in order to simplify our organization, reduce costs and more effectively respond to our customers. These efforts, which are still on-going, have included a significant reduction of and changes in our executive management team and a reduction of labor costs in excess of 25% since the beginning of fiscal year 2009 through global headcount reductions and attrition. We have also taken steps to improve our competitiveness by launching new products and to strengthen our financial condition by securing additional debt financing.

        Despite these changes, a considerable number of our employees hold "underwater" stock options (meaning options with exercise prices significantly above the recent trading prices of our common shares). In addition, notwithstanding the current economic turmoil, the market for key employees remains extremely competitive.

        Seagate grants equity awards to approximately 5% of our employees annually in conjunction with our annual performance review cycle. Of Seagate's approximately 41,900 employees as of September 4, 2009, approximately 6,200 or 14.8% hold stock options. Our stock options are granted with an exercise price equal to the market value on the date of grant. The majority of outstanding stock options vest over 4 years, with 25% vesting on the one year anniversary of the grant date and 2% vesting in monthly increments thereafter; following vesting, options can be exercised until expiration (generally 7 years or 10 years after their grant date). Our stock option grants have generally been made on predetermined dates throughout the year. As a result, outstanding stock options have a number of varying exercise prices, vesting, and expiration dates.

        The following information is given as of September 4, 2009:

	All Employees and Directors	Executives and Directors(3)	Employees Other than Executives and Directors
Number of options outstanding	62.3 million	12.1 million	50.2 million
Number of underwater options(1)	30.5 million	3.4 million	27.1 million
Weighted average exercise price per share of underwater options(1)	$20.75	$21.28	$20.68
Weighted average remaining vesting period of underwater options(1)	1.2 years	1.5 years	1.2 years
Weighted average remaining term of underwater options(1)	3.9 years	4.3 years	3.9 years
Number of eligible options held(2)(3)	19.5 million	2.4 million	17.1 million
Weighted average exercise price per share of eligible options(3)	$24.00	$24.27	$23.96
Weighted average remaining vesting period of eligible options(3)	1.4 years	1.4 years	1.3 years
Weighted average remaining term of eligible options(3)	4.0 years	4.2 years	4.0 years
Number of option holders	6,239	19	6,220
Number of eligible option holders(3)(4)	3,388	—	3,388

(1)
For the purposes hereof, underwater options are options having an exercise price below $13.68, the closing price of our common shares on September 4, 2009. On September 16, 2009, the closing price of our common shares was $15.37.

(2)
For the purposes hereof, eligible options are those granted prior to September 4, 2008 and having a strike price above $19.00 per share, the assumed Eligible Exchange Price.

(3)
Executives and directors are not eligible to participate in the Option Exchange.

(4)
Eligible options holders are employees (other than Executives or directors) holding eligible options.

        As of September 4, 2009, approximately 49.0% of our outstanding stock options (or 53.9% excluding options held by Executives and directors) were underwater. Exercise prices for our stock options outstanding as of September 4, 2009, ranged from $2.30 to $39.70, and the closing market price of our common shares was $13.68 on that date (and was $15.37 on September 16, 2009). Due to the continued challenging economic environment and the still uncertain impact of our efforts to change our business, we believe these underwater stock options are no longer effective as incentives to motivate and retain our employees. We believe that employees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our share price is lower than the applicable exercise prices, they will remain on our books with the potential to dilute shareholders' interests for up to the full term of the options, while delivering little or no retentive or incentive value. The Option Exchange would help to address both of these concerns.

        As of September 4, 2009, an additional 17.8 million shares in aggregate remained available for grant under our 2001 Share Option Plan (the "2001 Plan") and our 2004 Stock Compensation Plan (the "2004 Plan"). If all 17.1 million options assumed to be eligible (based on the assumptions set forth in the table above) were to be exchanged and 6.5 million new grants of options were made in accordance with the estimated exchange ratios set out below, we estimate the number of shares underlying options outstanding would be reduced by 10.6 million shares, or approximately 17.0% of all outstanding options.

        As noted above, the successful completion of the Option Exchange would significantly reduce our "overhang" (that is, equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year). Our overhang on September 4, 2009 was 16.3%. Under the Option Exchange, we expect that a reduction in overhang will occur because participating employees will receive fewer new stock options than the number of underwater stock options being surrendered in the Option Exchange. Except to the extent reissued as new options under the terms of the Option Exchange, all surrendered stock options will be cancelled, and will not be available for future grant under the Plans. The actual overhang reduction will only be known when the Option Exchange is complete, but we currently estimate that if all eligible options were tendered, the Option Exchange would reduce our overhang by approximately 210 basis points, or 10.6 million shares, based on the assumptions set forth below under "Details of the Option Exchange Program—Exchange Ratios". As a result, we estimate that our overhang after completion of the Option Exchange would be 14.2%.

        As of July 3, 2009, our fiscal year end, we had $68 million in remaining compensation costs related to outstanding underwater stock options (excluding options held by our Executives and directors). At current stock prices, outstanding stock options are of limited benefit in motivating and retaining our employees. If the Option Exchange is not approved by our shareholders, we would be required to recognize these compensation costs in fiscal year 2010 and beyond, even if those options are never exercised. Through the Option Exchange, we believe that we can increase our ability to motivate and retain our employees without significantly increasing the compensation expense we must already recognize. Our Board has therefore determined that it would be in the best interests of Seagate and our shareholders to provide for a one-time exchange of eligible employee stock options on the terms set forth below.

Structure of the Option Exchange

        Based on the foregoing, we are asking our shareholders to approve the Option Exchange with the following features:

        Exclusion of Our Executives and Directors.    The Option Exchange will be available to eligible employees holding eligible stock options, other than our Executives and directors.

        Eligible Stock Options.    The Option Exchange will be offered only with respect to stock options with an exercise price above the Eligible Exchange Price set by the Board, which will be equal to or above highest daily closing price of our common shares over the 52 weeks prior to the commencement of the exchange offer period, and will exclude any stock options granted within the 12 months preceding the beginning of the exchange offer period. This approach removes stock options granted in the preceding 12 months from being eligible for the Option Exchange, as they would be considered likely to have value in the near future.

        Offer an Approximate Value-for-Value Exchange.    The value of an employee's new stock option grant received as part of the Option Exchange is intended to approximately equal the value of such employee's surrendered stock options. The exercise price of the new stock options will be set on the grant date of the Option Exchange using the average of the market high and low prices for the day. The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Option Exchange by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.

        New Vesting Schedule of Three Years and New Term of Five Years.    New stock options will vest as to 9% of the total award three months following the date of the grant and thereafter will continue to vest monthly in 3% increments, such that the new options will be fully vested three years from the grant date. This vesting period provides for additional years of retention for our employees. The new options will have a term of five years from the date of grant.

        Cancelled Options Not Returned to Share Reserve.    Except to the extent reissued as new options under the terms of the Option Exchange, all surrendered stock options will be cancelled, will not be returned to the aggregate share reserves and will not be available for future grant under the Plans.

        Implementation of the Option Exchange within Twelve Months of Shareholder Approval.    Our Board authorized the Option Exchange on July 29, 2009, upon the recommendation of the Compensation Committee and subject to shareholder approval. We expect that the Option Exchange will begin within 12 months of the shareholder approval. Whether we actually implement the Option Exchange, the actual implementation date within that 12-month period and the Eligible Exchange Price will be determined by our Board, in its discretion. We reserve the right to amend, postpone or cancel the Option Exchange. If the Option Exchange does not commence within the 12 month time frame, Seagate will not conduct the Option Exchange without seeking shareholder approval again.

Details of the Option Exchange Program

  Implementing the Option Exchange Program.

        If shareholders approve the Option Exchange and the Board decides to commence the Option Exchange, eligible employees will be offered the opportunity to participate in the Option Exchange under a Tender Offer Statement to be filed with the SEC and distributed to all eligible employees. Employees will be given at least 20 business days in which to accept the offer of the new options in exchange for the surrender of their eligible options. To the extent not reissued as new grants in the Option Exchange, the surrendered options will be cancelled on the first business day following this election period and will not be available for future grant under any of our Plans. The new options will be granted under our 2004 Plan on the date of cancellation of the old options.

        Eligibility.    If implemented, the Option Exchange program will be open to all current employees of Seagate and any of its subsidiaries who hold eligible options. However, the Option Exchange will not be available to our Executives or directors. Non-U.S. employees will be eligible to participate where practical under local laws and regulations as determined by Seagate. An employee who tenders his or her options for exchange must also have been continuously employed with Seagate or any of its subsidiaries and be an eligible employee on the date of the new grant in order to receive the new options. If an optionee is no longer an employee for any reason, including layoff, termination, voluntary resignation, death or disability, that optionee will not be able to participate in the program. Likewise, if an optionee is no longer an employee for any reason on the date that the new grants are made, even if he or she had tendered options for exchange, such employee's tender will automatically be deemed withdrawn and he or she will not participate in the Option Exchange program. Such employee will retain his or her outstanding options in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. A vote by an employee shareholder in favor of this proposal at the 2009 AGM does not constitute an election to participate in the Option Exchange. The written exchange offer documents will be provided if and when the Option Exchange is commenced.

        Exchange Ratios.    The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be established shortly before the start of the Option Exchange. The exchange ratios will be established by grouping eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping.

        These exchange ratios will be based on the fair value of the eligible options within the relevant grouping compared to the fair value of the new options. The calculation of fair values of options will be performed using valuation methods that are widely accepted and take into account a number of variables including exercise price, volatility, and expected term of a stock option. Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value approximately equal to the fair value of the surrendered eligible stock options that they replace. This is designed to minimize additional compensation expense from such new stock options, other than compensation expense that might result from changes in our share price or other variables after the exchange ratios have been established but before the time that new stock options are granted in the Option Exchange. Although exchange ratios cannot be determined now, we are providing an example by making certain assumptions regarding the start date of the Option Exchange, the fair value of the eligible stock options and the fair market value of our common shares. To calculate the exchange ratios in the example, we have used the applicable inputs available as of September 4, 2009. In the table below, the exchange ratios represent the number of existing stock options that an employee would be required to surrender in exchange for one new stock option. For example, if an employee surrendered 175 stock options that have an exercise price of $21 per share, that employee would receive approximately 100 new stock options, using the exchange ratio of 1.75:1 as set forth below.

 Estimate of Stock Option Exchange Ratios

Exercise Price of Eligible Grants	Exchange Ratio	Number of Shares Underlying Eligible Options (in millions)(1)	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
$ 2.30 – $18.99	Not eligible	20.9	$11.20	2.9
$19.00 – $22.06	1.75 : 1	5.6	$21.49	3.6
$22.07 – $25.49	3.25 : 1	9.9	$24.86	4.3
$25.50 – $30.91	6 : 1	1.6	$26.72	3.8
Greater than $30.92	8 : 1	0.04	$34.45	1.3

(1)
Excludes otherwise eligible options held by Executives and directors.

        The exchange ratios set out above were established based on an estimated share price of our common shares at the time of commencement of the Option Exchange of $16.00 per share. The exchange ratios are generally intended to make the exchange of options in the Option Exchange approximately "value-for-value" such that (1) the value of the new options to be granted will be approximately equal to the value of the options being surrendered and (2) to result in minimal additional compensation expense to Seagate. We will establish actual exchange ratios with the intent not to generate any material incremental stock-based compensation expense. The actual range of exchange ratios will be determined at the time the Option Exchange commences.

        Election to Participate.    Participation in the Option Exchange will be voluntary. Under the Option Exchange, eligible employees may make a one-time election to surrender stock options that have an exercise price higher than the Eligible Exchange Price set by the Board, which will be equal to or above the 52-week high trading price of our common shares at the commencement of the Option Exchange (other than options granted within the 12-month period preceding the commencement date of the Option Exchange), in exchange for new options in accordance with the applicable exchange ratio(s).

        Exercise Price of New Options.    All new options will be granted with an exercise price equal to the fair market value of our common shares on the date of the new grant.

        Vesting of New Options.    The new options will vest as to 9% of the award three months following the date of grant and thereafter will continue to vest monthly in 3% increments, such that the new options will be fully vested three years from the grant date, dependent upon continued employment with Seagate or any of its subsidiaries, except as may be required in certain countries outside of the United States (which countries to be determined by Seagate). This means that all new options would be completely unvested at the time of the new grant, regardless of whether the surrendered options were partially or wholly vested.

        New options will only vest if the optionee remains an employee with Seagate or any of its subsidiaries. New options that are not vested at termination of employment cannot be exercised and will be forfeited.

        Term of New Options.    The term of an option is the length of time during which it may be exercised. Under the Option Exchange, each new option will have a term of 5 years from the date of grant (subject to earlier expiration upon termination of employment of the optionee).

        Other Conditions of New Options.    The other terms and conditions of the new options will be governed by the 2001 Plan or the 2004 Plan, as applicable, and the stock option agreements thereunder. New options will be non-qualified stock options under U.S. tax laws. The common shares for which the new options will be exercisable have already been registered with the SEC as part of our stock plan registrations.

        Amendments to Option Exchange.    While the terms of the Option Exchange are expected to conform to the material terms described above in this proposal, we may find it necessary or appropriate to change the terms of the Option Exchange from those described above to take into account our administrative needs, local law requirements in foreign jurisdictions, accounting rules and company policy decisions. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to achieve our goal of granting replacement stock options that have a fair value approximately equal to the fair value of the eligible stock options they replace.

        Additionally, we may decide not to implement the Option Exchange even if shareholder approval of the Option Exchange is obtained, or we may amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the Tender Offer Statement that will be filed with the SEC.

        Option Exchange Process.    Upon initiation of the Option Exchange, eligible employees holding eligible stock options will receive a written offer setting forth the precise terms of the Option Exchange and will need to voluntarily elect to participate. All of our employees who are employed on the commencement date of the Option Exchange, are still employed at the grant date, and hold eligible stock options may participate in the Option Exchange (excluding our Executives and directors); as noted above, additional employees may also be excluded from the program. Eligible employees will be given at least 20 business days to elect to surrender eligible stock options in exchange for a lesser amount of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted promptly. The 2001 Plan or the 2004 Plan, as applicable, will govern any terms or conditions of new options not specifically addressed within the Option Exchange proposal.

U.S. Federal Income Tax Consequences

        The exchange of options pursuant to the Option Exchange should be treated as a non-taxable exchange and Seagate and participating employees should recognize no income for U.S. federal income tax purposes upon the grant of the new options. All new options granted under the Option Exchange program will be non-qualified stock options for U.S. federal income tax purposes.

Accounting Impact

        The intent of the Option Exchange is to improve our ability to motivate and retain our employees while minimizing additional compensation expense to Seagate. Under the Option Exchange, the fair value of new stock options granted, measured as of the date such options are granted, will have a fair value approximately equal to the fair value of the surrendered stock options they replace. The unamortized compensation expense from the surrendered options will continue to be recognized over the originally estimated service period of the surrendered options. Incremental compensation expense, which is expected to be minimal, associated with the new stock options granted under the Option Exchange program will be recognized over the service period of the new options. If any of the new stock options granted in the Option Exchange are forfeited prior to vesting, due to termination of employment, the compensation cost for the forfeited options will not be recognized.

Potential Modification to Terms to Comply with Governmental Requirements

        The terms of the Option Exchange will be described in a Tender Offer Statement that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the Option Exchange to comply with potential SEC comments. In addition, it is currently our intention to make the program available to eligible employees of Seagate and its subsidiaries that are located outside of the United States, where permitted by local law and where we determine it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements or for tax or accounting reasons.

Benefits of the Option Exchange Program to Eligible Employees

        Because the decision whether to participate in the Option Exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, nor the number of replacement options that we may grant. As noted above, however, our Executives and directors are not eligible to participate in the Option Exchange. The Option Exchange program also will not be available to any former employees of Seagate or its subsidiaries.

Effect on Shareholders

        The Option Exchange is designed to provide renewed incentives and motivate our eligible employees to continue to create shareholder value, as well as to reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that would result from the issuance of new grants of stock options needed to provide meaningful incentives to employees. While we cannot predict which or how many employees will elect to participate in the Option Exchange, please see the "Rationale for Option Exchange" section above for the approximate reduction of the number of shares underlying options outstanding assuming that all of eligible options are exchanged and new options are granted in accordance with the exchange ratio set out above.

Effect on the 2001 Plan and the 2004 Plan

        Assuming Proposal Three is approved by our shareholders and the Option Exchange is implemented, new options issued in the Option Exchange will be issued out of options surrendered in the Option Exchange, with the remaining surrendered options being cancelled. As a result, the Option Exchange will not affect the number of common shares available for issuance under the 2001 Plan and the 2004 Plan.

Vote Required; Recommendation of the Board

        The affirmative vote of the majority of all the votes cast by holders of common shares represented in person or by proxy at the 2009 AGM is necessary to approve the Option Exchange.

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE EMPLOYEE STOCK OPTION EXCHANGE PROGRAM.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended July 3, 2009. The Audit Committee has selected and appointed Ernst & Young LLP to audit the financial statements of Seagate Technology for the fiscal year ending July 2, 2010. We are not required to submit the appointment of Ernst & Young LLP for shareholder approval. However, the Board, upon the recommendation of the Audit Committee, is asking Seagate Technology's shareholders to ratify such appointment because we value our shareholders' views on the Company's independent registered public accounting firm, and as a matter of good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee may reconsider whether or not to retain Ernst & Young LLP.

        A representative of Ernst & Young LLP is expected to be present at the 2009 AGM and he or she will have the opportunity to make a statement, if he or she so desires, and will be available to respond to any appropriate questions from shareholders.

Vote Required; Recommendation of the Board

        The affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the 2009 AGM is necessary to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Seagate Technology.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SEAGATE TECHNOLOGY.

 INFORMATION ABOUT THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

        The aggregate fees paid or accrued by us for professional services provided by Ernst & Young LLP in fiscal years 2009 and 2008 are set forth below.

	Fiscal Year
	2009	2008
	(In thousands)
Audit Fees	$6,095	$5,431
Audit-Related Fees	503	571
Tax Fees	195	326
All Other Fees	4	6

Total	$6,797	$6,334

        Audit Fees.    This category consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements, the audit of our internal controls and related compliance, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees in fiscal year 2009 include services in connection with the Company's debt offering in April 2009 and activities related to the assessment of goodwill and other long-lived assets impairment charges taken in the year.

        Audit-Related Fees.    This category consists of assurance and related services provided by Ernst & Young LLP that were reasonably related to the performance of the audit or review of our financial statements and which are not reported above under "Audit Fees". For fiscal years 2009 and 2008, this category includes: benefit plan, pension plan and grant audits and advice on accounting matters that arose during those years in connection with the preparation of our annual and quarterly consolidated financial statements.

        Tax Fees.    This category consists of professional services provided by Ernst & Young LLP for tax services, including tax compliance and expatriate tax services.

        All Other Fees.    This category consists of fees for the use of Ernst & Young LLP's online accounting research tool for fiscal years 2009 and 2008.

        In fiscal years 2009 and 2008, all audit, audit related, tax and all other fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company's principal accountant. We are in compliance with these SEC rules.

        In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2010 the Audit Committee considered whether the services provided to us by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from us. The Audit Committee has determined that the provision of these services by Ernst & Young LLP is compatible with maintaining that independence.

Pre-Approval of Services by Independent Registered Public Accounting Firm

        The Audit Committee pre-approves all services provided to us by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other permitted non-audit services. The Audit Committee pre-approves these services on an annual basis in connection with the annual engagement of our independent registered public accounting firm, and pre-approves additional permissible services on a case-by-case basis, as needed. The Audit Committee has delegated the authority to grant pre-approvals to the committee Chairman when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. Our independent registered public accounting firm and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

        Our management is responsible for preparing and presenting our financial statements, and our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting as of the end of our fiscal year. One of the Audit Committee responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements as of and for the fiscal year ended July 3, 2009, the Audit Committee performed the following tasks:

  (1)
  reviewed and discussed the audited financial statements for fiscal year 2009 with management and with Ernst & Young LLP;

  (2)
  reviewed and discussed with management its assessment and report on the effectiveness of our internal control over financial reporting as of July 3, 2009, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework;

  (3)
  reviewed and discussed with Ernst & Young LLP its attestation report on the effectiveness of our internal control over financial reporting as of July 3, 2009, which report was included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2009;

  (4)
  discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, "The Auditor's Communication with Those Charged with Governance", as adopted by the Public Company Accounting Oversight Board, including Ernst & Young LLP's judgment about the quality, in addition to the acceptability, of our accounting principles and underlying estimates in our financial statements; and

  (5)
  received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board, "Communication with Audit Committees Concerning Independence", and discussed with the independent accountants their independence from management and from us.

        Based upon these reviews and discussions, the Audit Committee recommended, and the Board approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2009 for filing with the SEC.

Respectfully submitted, THE AUDIT COMMITTEE
Donald E. Kiernan, Chairman Albert A. Pimentel Frank J. Biondi, Jr. Lydia M. Marshall Gregorio Reyes

August 14, 2009

COMPENSATION DISCUSSION & ANALYSIS

        The Compensation Discussion and Analysis provides information and perspective about the compensation of the NEOs listed in the Summary Compensation Table below.

Our Executive Compensation Strategy

        Seagate recognizes the importance of technology innovation and leadership for success and aims to reward executives accordingly. Our executive compensation program is designed to drive high performance, strengthen our market position, and increase shareholder value. The goals of our executive compensation programs are to:

  •
  attract and retain talented leaders through competitive pay programs;

  •
  motivate executives to achieve and exceed business objectives as approved by the Board;

  •
  align executive and shareholder interests to optimize shareholder return; and

  •
  manage total compensation costs in support of our financial performance.

Role of Our Compensation Committee

        The Compensation Committee, composed of independent directors, determines our executive compensation strategy and authorizes all compensation and rewards for our Executives, including the NEOs. The Compensation Committee reviews changes to CEO compensation with the independent directors of the Board prior to final approval and reports regularly to the full Board regarding changes to executive compensation.

Our Executive Compensation Program

        Executive compensation at Seagate consists of five elements, each designed to support our compensation strategy goals, as follows:

Compensation Element	Designed to Reward	Relationship to the Strategy Goal
Base Salary	Related job experience, knowledge of Seagate and our industry, and continued dedicated employment with sustained performance	Attract and retain talented Executives through competitive pay programs
Variable Pay Executive Officer Performance Bonus Plan (EPB)	Achievement of financial and operational goals for each fiscal year	Motivate Executives to achieve and exceed annual business objectives
Long-term Equity Incentives Option Awards and Stock Awards	Increased shareholder value through achievement of long-term strategic goals such as revenue growth and margin targets	Align Executive and shareholder interests to optimize shareholder return Motivate Executives to achieve and exceed business objectives
Severance Payments	Continued dedicated employment, especially during periods of business uncertainty	Attract and retain talented Executives through competitive pay programs Align Executive and shareholder interests to optimize shareholder return
Benefits and Perquisites	Continued dedicated employment	Attract and retain talented Executives through competitive pay programs Manage total compensation costs

Executive Compensation Program Changes

        Changes to our executive compensation programs for fiscal year 2009, which are further described in the appropriate sections of this CD&A, include:

  •
  revision of our executive compensation strategy and defined Peer Group. Reduce the target total compensation (including base salary, annual incentive and long-term incentives) benchmark for NEOs to the 60th percentile of market for similar positions within our Peer Group from the previous level of the 75th percentile;

  •
  temporary reduction in Executive base salaries;

  •
  elimination of Executive perquisite allowance for fiscal year 2010 and future fiscal years;

  •
  adoption of the Seagate Technology Compensation Recovery for Fraud or Misconduct Policy (the "Pay Recovery Policy"); and

  •
  adoption of the Seagate Technology Executive Officer Severance and Change in Control (CIC) Plan (the "Severance Plan") including amendments to the Severance Plan in April 2009 and at the end of the fiscal year in light of market pressures during the second half of 2009.

        The NEOs for fiscal year 2009 are:

Name	Job Title
Stephen J. Luczo(1)	Chairman, President and CEO
Patrick J. O'Malley(2)	Executive Vice President and CFO
Robert W. Whitmore(3)	Executive Vice President and Chief Technology Officer
William D. Mosley(4)	Executive Vice President, Sales, Marketing and Product Line Management
D. Kurt Richarz(5)	Executive Vice President, Sales
William D. Watkins(6)	Former CEO
Charles C. Pope(7)	Former CFO, continuing Business Development Officer
David A. Wickersham(8)	Former President and COO
Brian S. Dexheimer(9)	Former Division President

(1)
Mr. Luczo commenced employment as Chairman, President and CEO on January 12, 2009.

(2)
Mr. O'Malley was promoted to his role as Executive Vice President and CFO on August 25, 2008. He was an Executive during all of fiscal year 2009.

(3)
Mr. Whitmore assumed additional responsibilities previously performed by Mr. Wickersham on January 12, 2009 (see footnote 8 below). He is the most highly compensated Executive exclusive of the CEO and CFO. He was an Executive during all of fiscal year 2009.

(4)
Mr. Mosley was promoted to his current role on February 9, 2009 and is the second most highly compensated Executive exclusive of the CEO and CFO. He was an Executive during all of fiscal year 2009.

(5)
Mr. Richarz transitioned to his current role on February 9, 2009 and is the third most highly compensated Executive exclusive of the CEO and CFO. He was an Executive during all of fiscal year 2009.

(6)
Mr. Watkins' tenure as CEO ended on January 12, 2009 and his employment ended effective February 4, 2009. He is included as an NEO due to serving a portion of fiscal year 2009 as CEO.

(7)
Mr. Pope ended his CFO role effective August 25, 2008, and continues to serve as Seagate's Business Development Officer. He was no longer an Executive as of March 2, 2009 and is reported due to serving a portion of fiscal year 2009 as CFO.

(8)
Mr. Wickersham's employment ended on January 12, 2009. He is reported because he is a former Executive of the Company and his total compensation is greater than the third most highly compensated Executive exclusive of the CEO and CFO.

(9)
Mr. Dexheimer's role as Division President, Consumer Solutions ended effective February 26, 2009. He was no longer an Executive as of March 2, 2009 and his employment ended on July 3, 2009. He is reported because he is a former Executive of the Company and his total compensation is greater than the third most highly compensated Executive exclusive of the CEO and CFO.

Executive Market Comparison Peer Group

        The Compensation Committee reviews Executive assignments and establishes targets for each element of Executive pay after reviewing similar information for a defined group of companies that compete for similar Executive talent (Peer Group). The Compensation Committee relies on analyses of disclosures and published surveys of compensation at Peer Group companies when determining compensation for Executives in similar roles.

        The fiscal year 2009 Peer Group consisted of organizations that are:

  •
  similar in global scope, complexity, and revenue;

  •
  within Seagate's industry segment (Dow Jones Technology Hardware and Equipment Top Cap Index);

  •
  key suppliers, original equipment manufacturers, or labor market competitors; and

  •
  generally producing annual revenue greater than $1.5 billion.

 Fiscal Year 2009 Peer Group through April 29, 2009

Advanced Micro Devices, Inc.	LSI Corp
Agilent Technologies, Inc.	Marvell Technology Group Ltd.
Apple Inc.	Micron Technology, Inc.
Applied Materials, Inc.	Microsoft Corporation
Broadcom Corporation	Motorola, Inc.
Cisco Systems, Inc.	NCR Corporation
Corning Incorporated	NetApp, Inc.
Dell Inc.	NVIDIA Corporation
EMC Corporation	Pitney Bowes, Inc.
Harris Corporation	Qualcomm, Inc.
Hewlett-Packard Co.	SanDisk Corporation
Intel Corporation	Sun Microsystems, Inc.
International Business Machines Corporation	Texas Instruments, Inc.
Juniper Networks, Inc.	Western Digital Corporation
KLA-Tencor Corporation	Xerox Corporation
Lexmark International, Inc.	Xilinx, Inc.

        During fiscal year 2009, we reviewed our current Peer Group and, in line with shareholder advisory group best practice recommendations, revised the selection criteria as follows in order to select the companies that are the most similar to Seagate. The revised selection process was:

  •
  Identify possible peer companies based on Global Industry Classification and Standard Industrial Classification codes;

  •
  Exclude companies that do not file proxies with the SEC;

  •
  Exclude companies that fall outside of the range of $3.3 to $40 billion in trailing twelve month ("TTM") Sales; and

  •
  Select only companies with ratio of TTM Sales to market capitalization comparable to Seagate, between 0.33 and 4.0 to most closely align with the type of customers and current capital model of Seagate.

        The sixteen companies selected using this process were all in the Peer Group used at the beginning of fiscal year 2009. Based on a comparison of current compensation levels in the original Peer Group and the revised Peer Group, the Compensation Committee determined that the use of the revised Peer Group should not significantly affect decisions made with respect to the compensation of Seagate's Executives since the compensation levels are reasonably consistent between both groups. The following revised Peer Group was used for compensation program analyses and comparisons after April 29, 2009. The Compensation Committee used this revised Peer Group in fiscal year 2010 when approving the changes to the level of benefits under the Severance Plan.

Revised Peer Group for Fiscal Year 2010

Advanced Micro Devices, Inc.	Lexmark International, Inc.
Apple Inc.	Micron Technology, Inc.
Broadcom Corporation	Motorola, Inc.
Cisco Systems, Inc.	NetApp, Inc.
EMC Corporation	NVIDIA Corporation
Harris Corporation	SanDisk Corporation
Intel Corporation	Texas Instruments, Inc.
Juniper Networks, Inc.	Western Digital Corporation

Role of Compensation Consultants

        The Compensation Committee retained F.W. Cook, its own independent consultant, for advice and counsel throughout fiscal year 2009 to provide an external review of compensation proposals and to help align compensation to Seagate's Executive compensation strategy. The Compensation Committee approved the following scope of services for the independent consultant:

  •
  Comment on management proposals to the Compensation Committee, including Executive pay philosophy, strategy and mix of elements;

  •
  Advise the Compensation Committee regarding the Peer Group and market targets used for competitive comparisons;

  •
  Advise the Compensation Committee regarding incentive plans, performance measures and targets;

  •
  Develop recommendations to the Compensation Committee for changes to CEO pay, and advise the Compensation Committee regarding management proposals on pay to other NEOs;

  •
  Advise the Compensation Committee on proposed employment, severance and change-in-control policies or agreements; and

  •
  Advise the Compensation Committee regarding disclosures, shareholder proposals, and on trends and best practices in Executive and director pay.

        F.W. Cook focused on the following changes and supporting consultation during the fiscal year:

  •
  Development of the CEO compensation proposal with respect to the selection of Mr. Luczo to replace Mr. Watkins as CEO;

  •
  Terms of separation for Mr. Wickersham and Mr. Watkins;

  •
  Revision to the Peer Group;

  •
  Review of fiscal year 2009 mix of equity awards (option and stock awards) and guidelines for awarding equity awards to new hires;

  •
  Adoption of the Pay Recovery Policy;

  •
  Review of compensation trends and regulatory changes; and

  •
  Terms of the Severance Plan.

        F.W. Cook may not provide services to Company management except as directed by the Compensation Committee. F.W. Cook did not provide any services to Seagate other than those provided to the Compensation Committee in fiscal year 2009.

        Seagate's Human Resources department retained Hewitt Associates, Inc. throughout the year to advise and assist in the development of proposals to the Compensation Committee. These included equity awards, cash-based variable pay plan design, stock ownership guidelines, and the Pay Recovery Policy.

How We Determine Individual Compensation Amounts

        We review with the Compensation Committee all compensation elements for NEOs at least annually and the Compensation Committee determines the value of each compensation element as described below. The proportion of each pay element value (the mix) relative to total compensation varies by position, although for all NEOs, the largest portion of pay is variable and contingent on the Company's performance. Variations in mix among NEOs reflect differences in scope of responsibility as well as Peer Group market data. The Compensation Committee has determined that pay levels among Peer Group CEOs are much greater and more heavily leveraged toward variable pay elements when compared with pay levels for other Peer Group NEOs, reflecting the significant differences in job scope, responsibility and impact for CEOs compared with other Executive positions. At the end of fiscal year 2009, the mix of target total compensation for the CEO, Mr. Luczo and the average mix of total target compensation for other current NEOs (Messrs. O'Malley, Whitmore, Mosley, and Richarz) was:

CEO	Average for Other NEOs

(1)
Base salaries prior to the reduction are shown here as the reductions are expected to be temporary.

(2)
Does not include Long Term International Assignment expatriate benefits paid to Mr. Mosley. For details on these benefits see the section titled "Long Term International (Expatriate) Assignment Policy".

        In January 2009, the Compensation Committee reduced the total compensation market target (including base salary, annual incentive and long-term incentives) for NEOs to the 60th percentile for similar positions within the Peer Group from the previous level of the 75th percentile, which had been in place since fiscal year 2004. The revised market target was adopted to align compensation costs with current financial performance and to be more consistent with base salary targets for other employee groups. We believe targeting the total Executive pay opportunity at the 60th percentile is necessary to attract and retain top leadership talent in a competitive labor market in our volatile industry segment.

We do not compare the performance of our Company with the performance of the Peer Group companies when making compensation determinations for our NEOs. Individual compensation levels and the process for determining each element of compensation are made using the criteria and following the process described in more detail below. In general, the Compensation Committee, in consultation with F.W. Cook and the independent members of the Board, determines each element of the CEO's compensation. With respect to the other NEOs, the Compensation Committee determines each element of compensation, also in consultation with F.W. Cook, based on recommendations from the CEO.

Base Salary

        Base salaries are the fixed annual cash amounts paid to Executives on a biweekly basis. In reviewing and determining base salaries, the Compensation Committee considers:

  •
  competitive market levels for comparable positions in the Peer Group;

  •
  related experience;

  •
  expected future contributions;

  •
  overall ability to influence Seagate's business objectives and strategic impact of the role; and

  •
  the ease or difficulty to replace the incumbent.

        In January 2009, the competitive target for our NEOs' base salaries was reduced from the 75th to the 50th percentile of the Peer Group as part of the change to reduce target total compensation to the 60th percentile and to provide greater emphasis on compensation to the NEOs through the use of variable pay. NEO base salaries at the end of the fiscal year 2009 are below the estimated 50th percentile of the Peer Group due to the temporary reduction in base salaries as described below. Salaries are expected to return to the prior levels when business conditions improve and in conjunction with restored salary levels for all employee groups which were previously reduced. Salaries are generally reviewed annually during the second quarter of each fiscal year and occasionally during the year to reflect significant changes in Executive scope of responsibility and/or market conditions. There were several changes to base salaries during fiscal year 2009 as a result of a significant reorganization of Executive roles within the Company and in response to external pressures adversely impacting our business outlook due to the recent global economic downturn. An NEO's individual performance was not a factor in determining his base salary during fiscal year 2009; however, the Company's financial performance led to the salary reductions for all NEOs and management employees.

  •
  NEO salaries were not increased during the annual review in September 2008 as they were at the target market level (which was at that time the 75th percentile of the market for a similar job in the Peer Group).

  •
  In February 2009, the Company implemented a temporary base salary reduction for all management employees in connection with the Company's overall cost reduction strategy. Base salaries were reduced by 25% for Executives who were NEOs on February 2, 2009 (Mr. Mosley's base salary was reduced by 20%, which was the level of reduction used for Mr. Mosley and other executives at the Senior Vice President level) and will be reviewed again at such time as business conditions improve and in reference to Peer Group comparison salary levels at that time.

  •
  In April 2009, the Compensation Committee approved a proposal to eliminate the Executive cash perquisite allowance by converting the existing perquisite amount into base salary effective July 1, 2009, which increased base salary but did not change total pay. We do not anticipate reinstating the Executive cash perquisite allowance. This conversion aligns with market trends and will simplify decision making and disclosure on total compensation for Executives.

        The table below is provided to explain the changes to NEO base salaries during the fiscal year:

Name	Annual Salary At Fiscal Year Start ($)	% Salary Change (Change in Role)	Annual Salary Prior to Reductions ($)	% Salary Change (Reductions) effective February 2, 2009	Annual Salary After Reductions ($)	% Salary Change (Perquisites Conversion) effective July 1, 2009	Annual Salary At Fiscal Year End ($)	% Salary Change for Fiscal Year
Stephen J. Luczo(1)			1,000,002	(25.0)%	750,006	3.2%	774,030	(22.6)%
Patrick J. O'Malley(2)	367,515	33.3%	490,006	(25.0)%	367,515	6.5%	391,539	6.5%
Robert W. Whitmore(3)	550,014	18.2%	650,000	(25.0)%	487,510	4.9%	511,534	(7.0)%
William D. Mosley(4)	450,008			(20.0)%	360,006	6.4%	399,048	(11.3)%
D. Kurt Richarz	450,008			(25.0)%	337,522	7.1%	361,546	(19.7)%
William D. Watkins(5)	1,000,002
Charles C. Pope(6)	721,011	(51.5)%	350,002	(25.0)%	262,517	9.2%	286,541	(60.3)%
David A. Wickersham(7)	806,000
Brian S. Dexheimer(8)	691,226			(25.0)%	518,419		518,419	(25.0)%

(1)
Mr. Luczo commenced employment as Chairman, President and CEO on January 12, 2009.

(2)
Mr. O'Malley became Executive Vice President and CFO on August 25, 2008 and his base salary increased 33% to $490,006.

(3)
In January 2009, in connection with a reorganization of Executive duties, Mr. Whitmore's salary was increased by 18.2% to $650,000 to reflect the broadening of his job responsibilities following the resignation of Mr. Wickersham as the Company's President and COO. The competitive target during this analysis was the 50th percentile for similar jobs within the Peer Group.

(4)
Mr. Mosley received a salary increase of 4.2% to $375,024 on February 9, 2009 (after the salary reductions) to reflect the broadening of his job responsibilities in connection with changes in Executive duties and scope of responsibility.

(5)
Mr. Watkins ended his CEO role on January 12, 2009 and resigned employment on February 4, 2009.

(6)
Mr. Pope, our former CFO, became Business Development Officer and his salary was reduced 51.5% to $350,002.

(7)
Mr. Wickersham resigned employment on January 12, 2009.

(8)
Mr. Dexheimer resigned employment on July 3, 2009 and was not eligible for the perquisite allowance conversion.

Variable Pay

        All Executives participate in the Executive Officer Performance Bonus Plan ("EPB") approved by shareholders which is designed to promote achievement of our annual financial and operational goals. Annual bonus award payments under the EPB are intended to qualify as performance pay under section 162(m) of the Code. Target award opportunities (a percentage of base salary determined without taking into account the reduction described above) for each NEO reflect competitive market levels for comparable positions in the Peer Group at the 60th percentile. Actual cash compensation may be above or below this level based on actual results. The Compensation Committee determines the CEO's target and actual bonus payment under the EPB after consideration of the Company's performance and the CEO's achievement of Company goals and in consultation with the Compensation Committee's independent consultant and the independent directors of the Board. Individual awards for other NEOs are determined by the Compensation Committee after reviewing the Executive's individual performance and the CEO's recommendation.

        Funding of the EPB is based on the Company's financial results measured by Adjusted non-GAAP EPS ("AEPS") and Reliability Quality Competitiveness ("RQC"). AEPS is diluted EPS under GAAP, excluding the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not budgeted and were not foreseen at the time the applicable AEPS performance target was established. All adjustments are reviewed and approved by the Compensation Committee. RQC is measured by the percentage of customers that rank our reliability and integration quality in the top 50% as compared to our competitors. While Seagate tracks many operational and strategic performance goals throughout the year, AEPS is a critical measure of the Company's success in achieving profitable growth for shareholders and RQC is important for long term market share growth due to product quality being a key competitive advantage. The Compensation Committee reviews and certifies EPB targets and results annually.

        For fiscal year 2009, the EPB was structured as follows with the target level of AEPS set at a level considered difficult to attain and the maximum level of AEPS which would be unlikely without extraordinary financial performance:

        As part of the EPB funding target, the Compensation Committee previously approved a $2 million Supplemental Award Pool to be added to the EPB for potential payment to Executives in proportion to their individual bonus targets as a percentage of all Executives. For fiscal year 2010 and forward, the Compensation Committee has eliminated the Supplemental Award Pool to better align bonus funding with the disclosed targets. Seagate's fiscal year 2009 performance did not achieve the threshold level of AEPS and therefore no bonus was paid to any NEO or other Executive. The RQC goal is difficult to achieve and was not met for fiscal year 2009 and as a result the funding would not have been increased by 10% had the threshold level of AEPS been achieved. The Compensation Committee did not consider awarding the Supplemental Award Pool because final AEPS was below the threshold level.

Long-Term Equity Incentives

        In fiscal year 2009, the Compensation Committee awarded equity awards to the NEOs under the terms of our 2004 Plan. This plan is designed to:

  •
  focus Executives on achieving longer-term business performance goals;

  •
  provide significant award potential for outstanding cumulative performance by Seagate;

  •
  enhance the Company's ability to attract and retain highly talented Executives; and

  •
  provide the Executive team with an opportunity for greater equity ownership and related incentives to increase shareholder return.

        The Compensation Committee approves annual guidelines to help determine the type and level of equity awards to all Executives. Seagate's equity award guidelines and mix of awards are based on retention and motivational value of unvested equity, the practices of Peer Group companies for similar positions, available metrics, and the analysis of the potential impact on earnings, the pool of available shares, and shareholder dilution. In determining the award for each Executive, the Compensation Committee also considers the Company's goals for retaining the individual during the vesting period and the following factors related to each individual:

  •
  potential future contributions to the Company's overall success;

  •
  past equity award history; and

  •
  Black-Scholes value and realizable value (holding power) of unvested equity.

        For fiscal year 2009, NEO equity awards consisted of stock options, restricted shares and threshold performance shares. NEOs generally are awarded equity on an annual basis in mid-September. Awards were made to a broad group of selected employees in various job levels in September 2008 to increase retention to guideline levels as part of the annual award cycle. As part of the annual process, Messrs. O'Malley, Whitmore, Mosley, Richarz, Wickersham and Dexheimer received awards. In addition, equity was awarded on January 30, 2009 to Mr. Luczo in connection with his appointment as Seagate's President and CEO and to Messrs. Whitmore and Mosley due to the expansion in their scope of responsibilities.

        The Compensation Committee approved an additional option award on March 6, 2009 for the other continuing NEOs (Messrs. O'Malley and Richarz) in place of the planned fiscal year 2010 awards. This action was taken to provide significant award potential for outstanding cumulative performance and because unvested equity held by the NEOs had little retention and motivational value due to the decline in the price of the Company's common shares. The vesting for these shares was delayed by six months for a total vesting period of 4.5 years to retain a similar vesting schedule as if the awards had been made on the schedule originally planned in September of 2010. All equity awarded to NEOs after January 29, 2009 is subject to the Pay Recovery Policy (as explained in more detail in the section titled "Pay Recovery Policy").

  Option Awards (Stock Options)

        Stock option awards generally vest over four years and have a 7-year term. Options were awarded with an exercise price equal to the fair market value of the Company's common shares on the date of award, with all required approvals obtained on or before the award date. The fair market value is calculated using the average of the high and low trading price of the Company's common shares on NASDAQ on the award date as has been the historical practice of the Company. The award date and vesting schedule for NEOs are the same as for other employees receiving equity awards during the annual award process but may be different in the case of a new hire or role change, as was the case for Messrs. Luczo, Whitmore, and Mosley. For details, see the table titled "Grants of Plan-Based Awards in Fiscal Year 2009" in this Proxy Statement.

  Stock Awards (Restricted Shares and Threshold Performance Shares)

  Restricted Shares

        Restricted shares generally vest in equal annual installments over four years contingent on continued service.

  Threshold Performance Shares

        Threshold performance shares ("TPS") are equity awards that are contingent on continued employment and the achievement of specified performance goals. TPS awards were awarded to Executives who were NEOs at the time of the award in fiscal year 2009 to support our retention objective and are subject to vesting over a four-to seven-year period. Vesting begins no sooner than one year from the award date at 25% of the award amount. Vesting is determined each year and is contingent on the Company's achieving a threshold AEPS goal, specified on the date of award, for the prior fiscal year. If the threshold goal is not achieved, vesting is delayed to a following year and unvested awards from prior years may vest cumulatively in future years if the AEPS threshold is achieved at that time. For example, if AEPS performance in year 1 is below threshold, no vesting occurs after the end of year 1. If the AEPS threshold is achieved in year 2 then 50% of the award may vest at the end of year 2. Threshold performance shares may be fully vested after four years but the measurement period may continue for up to seven years if full vesting did not already occur. If the AEPS threshold level has not been met within seven years, any unvested shares are forfeited. While still uncertain, vesting for these shares is considered likely if the Executive remains employed throughout the seven-year performance term due to the cumulative vesting feature of TPS awards. Our AEPS performance for this fiscal year was below threshold and therefore vesting will be deferred until the next year our AEPS performance reaches threshold. For market comparison purposes, the Company compares the value of TPS shares for NEOs with time based restricted stock awarded by other companies in the Peer Group due to the likelihood that TPS awards will eventually vest if the Executive remains employed throughout the performance vesting period.

Executive Stock Ownership Guidelines

        Ownership guidelines have been established to ensure that our Executives hold a meaningful equity stake in the Company and, by doing so, link their interests with those of our shareholders. Shares directly or indirectly owned (for example through a trust), along with unvested non-performance shares, count toward ownership guidelines. Option awards and unvested TPS are not counted. For purposes of this calculation, shares are valued based on the average market share price for the prior fiscal year. Executives are expected to meet the ownership guidelines within five years of becoming an Executive. In the event an Executive is promoted to a higher level resulting in an increase of required equity holdings under these guidelines, the Executive will have an additional five years to meet the amount of the resulting increase in guideline value. Executives are measured against the guideline on the last day of each fiscal year with results reported to the Compensation Committee for consideration when determining future awards.

Stock Ownership Guidelines

Role	Multiple of Annual Salary
CEO	5x
President/COO	4x
Other NEO	3x

        The following table outlines the current status of our NEOs compared to the guidelines:

Name	Role	Annual Salary ($)(1)	Guideline Salary Multiple	Guideline Ownership Target ($)	Shares Owned (#)(2)	Total Ownership @ $8.53 (Average Daily Fiscal Year Closing Stock Price) ($)	Salary Ownership Multiple	Required to meet Guideline by:	Currently Meets Guideline
Stephen J. Luczo	CEO	774,030	5x	3,870,152	5,642,784	48,145,340	62.2x	Jan 2014	yes
Patrick J. O'Malley	Other NEO	391,539	3x	1,174,618	433,333	3,697,279	9.4x	Aug 2013	yes
Robert W. Whitmore	Other NEO	511,534	3x	1,534,603	35,000	298,627	0.6x	Jun 2013	no
William D. Mosley	Other NEO	399,048	3x	1,197,144	18,694	159,497	0.4x	Sep 2014	no
D. Kurt Richarz	Other NEO	361,546	3x	1,084,637	51,433	438,841	1.2x	Sep 2014	no

(1)
Annual salary after salary reductions but with conversion of perquisite allowance to base salary described on page 41 of this Proxy Statement.

(2)
Based on stock administration records as of July 3, 2009, includes shares owned directly, in trust or through other tax entity and unvested non-performance shares.

Benefits and Other Perquisites

  Nonqualified Deferred Compensation Plan

        All directors and employees with an annual base pay rate of more than $125,000 are eligible to participate in the Seagate Deferred Compensation Plan, ("SDCP"), a nonqualified program that allows eligible participants to defer earned cash compensation into notional investment accounts for payment in a later tax year. The Company does not make any contributions to this plan, and earnings on deferrals are based on the performance of the investment funds selected by each participant. Deferral amounts and year-end balances for the NEOs are described in the table titled "Fiscal Year 2009 Nonqualified Deferred Compensation" in this Proxy Statement.

  Executive Physical Program

        Seagate offers physical examinations to its Executives to promote leadership continuity and provide competitive benefits in relation to the Peer Group. The program provides a comprehensive evaluation by qualified physicians on a biennial basis and emphasizes all aspects of preventive care with an approximate cost of $4,250 per Executive. During fiscal year 2009, two NEOs had examinations with a total cost of $8,501.

  Officer Disability Plan

        The Officer Disability Plan is provided to Executives based in the United States to provide salary replacement during short-term and long-term disability. The Officer Disability Plan provides for 100% of pre-disability base pay for the first year of disability (short-term disability) and 80% of pre-disability base pay for years 2 to 5 of disability (long-term disability). After more than five years of disability, the Executive would receive the same benefits as generally available to all other employees. No plan benefits were provided in fiscal year 2009.

  Executive Perquisite Allowance

        To be competitive with Peer Group practices, the Company implemented a cash Executive perquisite allowance in January 2008. Executives each received a cash Executive perquisite allowance of approximately $24,000 for fiscal year 2009. On July 1, 2009, the allowance was eliminated for fiscal year 2010 by converting the perquisite allowance into an equal amount of base salary to align with market trends away from perquisites and to improve our ability to communicate Executive pay in the same context as pay for all employees.

  Personal Guest Travel

        The Company paid expenses for some spouses to accompany NEOs who attended key business award events held in various locations to recognize employees for success in achieving sales goals (President's Club). These added expenses for the spouse to attend were grossed-up for taxes. Two NEOs received these benefits in fiscal year 2009 for an aggregate total of approximately $43,000. Effective from the beginning of fiscal year 2010, this perquisite has been eliminated based on market trends and best practice guidelines.

  Long Term International (Expatriate) Assignment Policy

        The Company's global business needs require it on occasion to temporarily relocate certain employees with special or unique skills to countries where those skills may not be available. To meet this need, the Company utilizes Long Term International Assignments ("LTIA"). The Company provides certain benefits and allowances to these long term international assignees according to its LTIA Policy. Mr. Mosley received standard benefits and allowances under the LTIA as described below for his assignment in Singapore which ended on June 4, 2009.

        The Company provided Mr. Mosley with housing in Singapore and related support, goods and services differentials, education support for his children, travel to and from the United States, and payment for his tax preparation. The Company also paid for certain expenses upon Mr. Mosley's return to the United States. In addition, the Company makes certain tax equalization payments or reimbursements for expatriates to ensure that the LTIA is tax neutral to the employee. Expatriates pay a hypothetical tax to the Company in amounts roughly equivalent to the taxes of a peer employee not on LTIA. After the actual home income tax returns have been prepared, the Company's accountants prepare a tax equalization calculation to show what the employee should have paid if he remained at home and not taken the LTIA. The employee receives credit for any taxes he has paid during the year, and the Company pays all costs for the actual taxes due in both the home and host locations. The Company's cost is limited to any difference between the actual taxes paid by the Company and the "stay at home" tax the employee should have paid, after calculations are prepared by the accountants.

        The total estimated cost for Mr. Mosley's LTIA benefits is $653,511 as described in footnote 2 to the Summary Compensation Table in this Proxy Statement. Final actual cost is not known at the time of this filing due to pending tax calculations which can only be completed at a later date.

  Payments Under the Severance Plan

        The Company provides separation benefits to help align Executive and shareholder interests during evaluation of an ownership change, remain competitive in attracting and retaining Executives and support organizational changes necessary to achieve Seagate's business strategy. On August 21, 2008, the Board approved the Severance Plan with an effective date of September 1, 2008, which was subsequently amended and restated by the Plan Administrator (Compensation Committee) on April 29, 2009 and further amended on July 29, 2009. Seagate did not renew any individual agreements with its Executives providing for severance benefits, and all of those agreements lapsed during fiscal year 2009 without any severance benefits being paid under them. The Severance Plan governs the severance benefits potentially available to each NEO. The functions of the Severance Plan are (1) to provide for the payment of severance benefits to the NEOs in the event their employment with the Company is involuntarily terminated without cause or they resign for good reason, (2) to encourage the NEOs to continue employment in the event of a potential "change in control" or "CIC" (as defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or

Change in Control" below) and (3) to ensure that the NEOs are treated consistently regarding the terms under which severance benefits may become payable and the level of severance benefits.

        The Severance Plan provisions were developed in consultation with F.W. Cook, the independent consultant to the Compensation Committee, and after review by the independent directors of the Board. Seagate's philosophy is that severance should only be provided in the event of an involuntary termination or "good reason" termination (as defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control"). In these circumstances, after a review of practices among companies in our Peer Group in both the level and types of benefit provided, we established the following benefits with respect to an involuntary termination not occurring in connection with a CIC of the Company: (i) between 12 and 24 months of base pay and the prior fiscal year's target bonus, depending on the NEO's job level (ii) a lump sum covering 1.5 times the annual pre-tax cost of continued health care costs under COBRA, and (iii) paid outplacement services. As of the termination date, any unvested equity held by the terminating NEO shall be forfeited. In the event of a CIC of the Company, which we believe might create uncertainty regarding continued employment, and in alignment with Peer Group practices, we provide a greater degree of severance protection. The CIC benefits under the Severance Plan are typically described as a "double trigger" in that both an involuntary termination or good reason termination and a CIC must take place in order for the NEO to receive the enhanced benefits. Under these circumstances, we established the following benefits: (i) between 18 and 36 months of base pay and the prior fiscal year's target bonus, depending on the NEO's job level, (ii) lump sum covering 2.0 times the annual pre-tax cost of continued health care costs under COBRA, (iii) paid outplacement services, and (iv) immediate vesting of all unvested equity held by the terminated NEO.

        In the event that the benefits payable following a CIC exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the executive of the capped amount is greater than the after-tax benefit of the full amount (which is subject to excise taxes imposed by Section 4999 of the Code). We do not provide any gross-up for excise taxes and the executive is responsible for payment of all personal taxes.

        In light of market pressures during the second half of fiscal year 2009, we reviewed the benefits available under the Severance Plan and amended protection levels to improve the alignment of costs and benefits.

        During fiscal year 2009, three NEOs, Messrs. Watkins, Wickersham and Dexheimer ceased to be employed by the Company. Mr. Wickersham received severance benefits less those set forth in the Severance Plan, as described in more detail under the heading "Summary Compensation Table". For further details on benefits available in fiscal year 2009 to NEOs and to amendments to the Severance Plan adopted after the end of fiscal year 2009, see the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control".

Impact of Section 162(m) of the Internal Revenue Code

        The Compensation Committee seeks to qualify Executive compensation for deductibility under applicable tax laws to the greatest extent possible. Section 162(m) of the Code places a limit of $1 million on the amount that a public company may deduct for compensation in any taxable year to any of the CEO and the three other most highly compensated NEOs employed at the end of the year (other that the Company's CFO) (the "Covered Executives"), unless such compensation is considered "performance-based" under Section 162(m).

        Both the EPB and the 2004 Plan have been approved by our shareholders and are administered by the Compensation Committee. Each plan has been structured such that compensation paid under those plans is intended to qualify as "performance-based" and not subject to Section 162(m) limits. In order to maintain flexibility in compensating our Executives in a manner designed to promote varying corporate goals, some Executive compensation may not be tax-deductible. For fiscal year 2009, excluding LTIA benefits for Mr. Mosley and awards to Mr. Luczo prior to his appointment as CEO, neither our CEO nor any of the other Covered Executives earned compensation that failed to meet the requirements of Section 162(m) for income deductibility.

Securities Trading

        The Compensation Committee believes that short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") is not appropriate under any circumstances and is prohibited by Seagate's Securities Trading Policy. In addition, employees and Board members are prohibited from taking "short" positions in Seagate's securities.

Pay Recovery Policy

        On January 29, 2009, the Compensation Committee adopted the Pay Recovery Policy, which provides standards for recovering compensation from an Executive where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of such Executive. The Executive's repayment obligation applies to any bonus paid, stock award issued (whether or not vested) or stock option exercised during the period commencing with the later of the effective date of the Pay Recovery Policy or the date that is four years prior to the beginning of the fiscal year in which a restatement is announced and ending on the date recovery is sought, (but only to the extent the compensation was awarded after the effective date of the policy).

        The Pay Recovery Policy was adopted to improve alignment of Executive and shareholder interests by reducing potential rewards an Executive could obtain through fraudulent accounting of financial measures used to determine variable compensation.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Board. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and incorporation by reference into Seagate's Annual Report on Form 10-K for the fiscal year ended July 3, 2009.

COMPENSATION COMMITTEE
John W. Thompson, Chairman Edward Zander Frank J. Biondi, Jr.

August 21, 2009

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables show fiscal year 2009 compensation awarded to, paid to, or earned by, Seagate's CEO, CFO, and the Company's three next most highly compensated Executives whose total compensation for the latest fiscal year exceeded $100,000:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Stephen J. Luczo(3,4) Chairman, President and CEO	2009	346,156	75,653	641,494		115,250	1,178,553
Patrick J. O'Malley(4) Executive Vice President and CFO	2009	423,762	38,605	640,988		26,715	1,130,070
Robert W. Whitmore(4) Executive Vice President and Chief Technology Officer	2009 2008	531,743 519,243	422,693 249,900	1,286,672 923,700	1,100,000	24,024 22,112	2,265,132 2,814,955
William D. Mosley(4) Executive Vice President, Sales, Marketing and Product Line Management	2009	421,168	26,479	884,459		658,397	1,990,503
D. Kurt Richarz(4) Executive Vice President, Sales	2009	406,744	281,937	473,810		47,080	1,209,571
William D. Watkins Former CEO	2009 2008 2007	626,924 1,000,002 1,000,002	2,015,563 714,000 695,967	2,523,641 2,628,438 1,692,511	3,000,000	2,552,305 19,493 17,371	7,718,433 7,361,933 3,405,851
Charles C. Pope Former CFO, current Business Development Officer	2009 2008 2007	516,128 708,083 700,003	518,405 357,000 347,984	1,408,996 3,288,256 2,628,415	1,802,500	26,312 18,685 24,725	2,469,841 6,174,524 3,701,127
David A. Wickersham Former President and COO	2009 2008 2007	452,600 786,928 744,237	695,769 923,883 760,284	1,100,598 1,861,826 1,485,502	2,015,000	527,556 28,501 50,180	2,776,523 5,616,138 3,040,203
Brian S. Dexheimer Former Executive, Consumer Solutions	2009 2008 2007	644,701 659,712 615,402	332,769 923,883 760,284	902,125 1,406,318 1,417,183	1,728,100	2,395,609 19,241 11,127	4,275,204 4,737,254 2,803,996

(1)
Stock and Option Awards: With respect to all equity-based awards, amounts were calculated utilizing the provisions of SFAS No. 123R. See the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal years ended July 3, 2009, June 27, 2008 and June 29, 2007 regarding assumptions underlying the valuation of equity awards. Awards made in these fiscal years were awarded under the terms of our 2004 Plan. Amounts shown are awards that were outstanding and expensed in these fiscal years, including a portion of stock awards awarded in prior years.

(2)
All Other Compensation: The All Other Compensation column consists of the following amounts:

Name	Perquisite Allowance ($)(a)	Severance ($)(b)		Personal Guest Travel ($)(c)	401k Match ($)(d)	Executive Physical ($)(e)	LTIA Benefits ($)(f)	Director Fees Earned or Paid in Cash ($)	Consultant Payments ($)(g)	Total ($)
Stephen J. Luczo	10,626							104,624		115,250
Patrick J. O'Malley	24,024				2,691					26,715
Robert W. Whitmore	24,024									24,024
William D. Mosley	1,386				3,500		653,511			658,397
D. Kurt Richarz	24,024			20,330	2,726					47,080
William D. Watkins	15,061	2,529,948	(i)		2,500	4,171			625	2,552,305
Charles C. Pope	24,024				2,288					26,312
David A. Wickersham	13,860	490,000	(ii)	22,456	1,240					527,556
Brian S. Dexheimer	24,948	2,362,831	(iii)		3,500	4,330				2,395,609

(a)	Perquisite Allowance is described above under "Executive Perquisite Allowance."
(b) (i)
On February 4, 2009, the Company and Mr. Watkins entered into a separation of employment and release agreement (the "Watkins Separation Agreement") pursuant to which Mr. Watkins ceased employment with the Company effective immediately. The Watkins Separation Agreement provides for the following benefits: (i) cash payments totaling $5,000,008, which equals the sum of 24 months of his annual salary and two times his target annual bonus level for the Company's prior fiscal year, in two equal installments: one installment of $2,500,004 paid on February 19, 2009, and a second installment of $2,500,004 payable within 10 business days of December 2, 2009, (ii) a separate lump sum cash payment of $29,944, paid on February 19, 2009, to help defray Mr. Watkins's costs of obtaining continued health insurance coverage pursuant to COBRA, and (iii) paid outplacement services. Payments of these benefits is contingent upon Mr. Watkins's compliance with the terms of both the Watkins Separation Agreement and the restrictive covenants agreement also entered into between the Company and Mr. Watkins on February 4, 2009. The restrictive covenants agreement precludes Mr. Watkins from actions which include: (i) accepting employment with a Seagate competitor; (ii) soliciting business from Seagate customers; and/or (iii) soliciting Seagate employees for alternative employment, in each case, for a period commencing on the effective date of the agreement and ending on December 2, 2009. In addition to the payments described above, under the Watkins Separation Agreement, Mr. Watkins has agreed that from February 9, 2009 until December 2, 2009 (subject to his earlier termination of this arrangement after May 11, 2009), he will serve as a consultant to the Company on an as-needed basis. Mr. Watkins will be paid at an hourly rate of $500 for any consulting services and he will be reimbursed for any reasonable out-of-pocket or travel expenses incurred in providing the consulting services. Additionally, the Company provided Mr. Watkins with administrative support until June 30, 2009 to assist him in the performance of these consulting duties.
(ii)
Effective January 12, 2009, Mr. Wickersham resigned from his employment as President and Chief Operating Officer. On January 21, 2009, the Company and Mr. Wickersham entered into a separation and release agreement (the "Wickersham Separation Agreement") as well as a separate restrictive covenants agreement (described below), and as consideration for entering into the Wickersham release and restrictive covenants agreement the Company provided the following benefits: (i) cash payments totaling $1,209,000, which equals 18 months of his annual salary, payable in two installments: one installment of $462,321 paid on February 6, 2009, and a second installment of $746,679 payable within 15 business days of January 16, 2010, (ii) a separate lump sum cash payment of $27,679, paid on February 6, 2009, to help defray Mr. Wickersham's costs of obtaining continued health insurance coverage pursuant to COBRA, and (iii) paid outplacement services. Payment of these benefits is contingent upon Mr. Wickersham's compliance with the terms of the Wickersham Separation Agreement and the restrictive covenants agreement also entered into between the Company and Mr. Wickersham on January 21, 2009, which precludes Mr. Wickersham from actions which include: (i) accepting employment with a Seagate competitor; (ii) soliciting business from Seagate customers; and/or (iii) soliciting Seagate employees for alternative employment, in each case, for a period commencing on January 12, 2009 and ending on July 16, 2010. In addition to the payments described above, under the Wickersham Separation Agreement, Mr. Wickersham has agreed that for a period of twelve months beginning January 16, 2009, he will serve as a consultant to the Company on an as-needed basis. In the event the Company engages Mr. Wickersham to perform any consulting services, he will be paid at an hourly rate of $375, and will be reimbursed for any reasonable out-of-pocket or travel expenses incurred in providing the consulting services.

(iii)	On July 3, 2009, the last day of the Company's fiscal year, Mr. Dexheimer ceased employment with the Company, and on July 7, 2009, the Company and Mr. Dexheimer entered into a separation of employment and release agreement (the "Dexheimer Separation Agreement"). As consideration for entering into the Dexheimer Separation Agreement, including a release of claims against the Company, Mr. Dexheimer will receive benefits consistent with the Severance Plan. The Dexheimer Separation Agreement provides for the following benefits: (i) cash payments totaling $2,332,887, which equals the sum of 18 months of his annual salary and bonus at target level for the Company's prior fiscal year, paid on July 24, 2009; (ii) a separate lump sum cash payment of $29,944, paid on July 24, 2009, to help defray Mr. Dexheimer's costs of obtaining continued health insurance coverage pursuant to COBRA, and (iii) paid outplacement services. The payments described above are contingent upon Mr. Dexheimer's compliance with the terms of the Dexheimer Separation Agreement, which includes a clause precluding Mr. Dexheimer from soliciting Seagate employees or contracted consultants for alternative employment for a period of one year. The foregoing separation benefits were calculated without giving effect to the 25% reduction in base salaries applicable to all of the Company's NEOs that became effective on February 2, 2009. The Compensation Committee approved the use of Mr. Dexheimer's unreduced annual salary rate for the 2009 fiscal year for this purpose consistent with the Company's general policy for calculating separation benefits for any Company employee terminated during the 2009 fiscal year who is entitled to separation pay under any Seagate severance or separation pay plan or policy.
(c)
Personal Guest Travel costs, including a tax gross-up for related income in the amount of $8,371 for Mr. Richarz and $9,247 for Mr. Wickersham is provided and paid by the Company for events where the same personal guest travel benefit is provided for all employees attending (currently only the President's Club meeting).
(d)
401(k) match is for the 401(k) plan contribution provided to all U.S. employees who participate in the 401(k) plan in an amount up to $3,500 annually, in calendar year 2009 (not classified as a perquisite due to being widely available).
(e)	Executive Physical is described above under "Compensation Discussion & Analysis—Executive Physical Program" above based on actual cost of the physical.
(f)
LTIA includes expatriate tax, equalization, and foreign allowance. $191,165 was attributable to tax equalization for fiscal year 2009; $103,400 to cost of living and housing allowances; $41,418 for cost of home sale; $50,547 for tuition payments; and $138,678 for host location housing.
(g)	Consultant fees are as described above under Severance Payments.
(3)
The amounts above include Mr. Luczo's equity awards received in fiscal year 2009 while he was a non-employee director, consisting of restricted stock awards of $20,804 and stock option awards of $108,564.

(4)
Messrs. Luczo, O'Malley, Mosley, and Richarz were not NEOs in fiscal years 2007 and 2008. Mr. Whitmore was not a NEO in fiscal year 2007.

Grants of Plan-Based Awards for Fiscal Year 2009

					Estimated Future Payments Under Equity Incentive Plan Awards
							All Other Option Awards: Number of Securities Underlying Options (#)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)							Exercise or Base Price of Options Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)(3)
Stephen J. Luczo		600,001	1,500,002	3,205,415
	10/30/2008				5,000	(6)	10,000	(6)	6.53	43,423
	1/30/2009				150,000		3,500,000		4.05	4,943,250

Patrick J. O'Malley		196,003	490,006	1,118,013
	9/12/2008				24,000		128,000		13.73	743,869
	3/6/2009						650,000		3.35	641,745

Robert W. Whitmore		260,000	650,000	1,459,800
	9/12/2008				8,360		100,000		13.73	438,493
	1/30/2009						1,000,000		4.05	1,239,000

William D. Mosley		200,004	500,011	1,104,622
	9/12/2008				10,000	(7)	70,000		13.73	363,897
	1/30/2009						650,000		4.05	805,350

D. Kurt Richarz		180,003	450,008	1,030,816
	9/12/2008				10,000		120,000		13.73	525,752
	3/6/2009						300,000		3.35	296,190

Charles C. Pope		112,001	280,001	769,503

David A. Wickersham	9/12/2008				11,660	(8)	140,000	(8)	13.73	613,286

Brian S. Dexheimer		345,613	864,032	1,979,164
	9/12/2008				5,000	(8)	60,000	(8)	13.73	262,876

(1)
Mr. Watkins did not receive a stock grant in fiscal year 2009 and was no longer employed at fiscal year end on July 3, 2009.

(2)
Amounts shown are the estimated future payments for fiscal year 2009 for the NEOs under the EPB. These amounts vary based on the individual's position and bonus target as a percentage of their fiscal year 2009 ending base salary. For a description of the EPB, refer to the section entitled "Variable Pay." These amounts are based on the annual salary prior to reduction. We did not achieve any of the foregoing fiscal year 2009 adjusted non-GAAP EPS measurement thresholds to fund the bonus program. Therefore, no Executives received variable pay for the fiscal year performance period as reported in the Summary Compensation Table under the column titled 'Non-Equity Incentive Plan Compensation'.

(3)
These awards were issued on September 12, 2008 and January 30, 2009 under the 2004 Plan and as described on page 45 of this Proxy Statement. They are contingent on continuous employment and performance vesting requirements. The award price of these awards, for accounting purposes, is $13.73 and $4.05, respectively. First vesting is no sooner than one year after the vest commencement date and subject to meeting specified performance criteria. Potential vesting is then annual thereafter if the annual performance goals are achieved. If threshold performance is not achieved, no awards will vest and the awards will be forfeited at the end of the performance period.

(4)
Options awarded to the NEOs under the 2004 Plan are subject to a four-year vesting schedule. After one year of continuous employment, 25% of the shares will vest one year after the vest commencement date. Thereafter, the remaining 75% of the shares will vest proportionally on a monthly basis for the next three years, contingent on continuous employment.

(5)
The exercise price for option awards is determined by calculating the average of the high and the low stock price of the Company's common shares on the award date.

(6)
These awards were made to Mr. Luczo while he was serving as a non-employee director and prior to the beginning of his employment on January 12, 2009. The award of 5,000 restricted shares is not subject to performance vesting requirements.

(7)
This is a restricted share award with no performance vesting.

(8)
These awards were subsequently cancelled in connection with the Executive's termination.

Outstanding Equity at the End of Fiscal Year 2009

Name(1)	Stock Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Date	Number of Shares or Units of Stock That have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity Incentive Plan Awards: Number of unearned Shares, Units or Other Rights that have not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(2)
Stephen J. Luczo	10/26/2006	50,000	50,000	(4)	22.695	10/26/2013	10/25/2007	3,750	(4)	38,550
	10/25/2007	4,166	5,834	(4)	26.465	10/25/2014	10/30/2008	5,000	(4)	51,400
	10/30/2008		10,000	(4)	6.525	10/30/2015	1/30/2009				150,000	1,542,000
	1/30/2009		3,500,000		4.045	1/30/2016

Patrick J. O'Malley	1/31/2002	650,000			5.000	1/31/2012	9/12/2008				24,000	246,720
	9/27/2005	68,748	6,252		15.065	9/27/2012
	4/27/2006		250,000		25.480	4/27/2013
	9/12/2008		128,000		13.730	9/12/2015
	3/6/2009		650,000		3.345	3/6/2016

Robert W. Whitmore	9/27/2005	53,748	6,252		15.065	9/27/2012	10/24/2005	17,500		179,900
	2/3/2006	106,769	18,231		25.515	2/3/2013	9/13/2007				42,000	431,760
	9/13/2007	164,061	210,939		24.630	9/13/2014	9/12/2008				8,360	85,941
	9/12/2008		100,000		13.730	9/12/2015
	1/30/2009		1,000,000		4.045	1/30/2016

William D. Mosley	9/16/2002	7,293			10.000	9/16/2012	9/12/2008	10,000		102,800
	4/11/2003	23,835			10.890	4/11/2013
	9/16/2004	59,998	4,503		13.620	9/16/2011
	9/27/2005	93,748	6,252		15.065	9/27/2012
	4/27/2006		250,000		25.480	4/27/2013
	2/5/2007	29,166	20,834		26.350	2/5/2014
	9/13/2007	32,812	42,188		24.630	9/13/2014
	9/12/2008		70,000		13.730	9/12/2015
	1/30/2009		650,000		4.045	1/30/2016

D. Kurt Richarz	3/14/2005	16,650			15.487	3/14/2015	3/24/2008	37,500		385,500
	8/7/2006	36,457	13,543		21.715	8/7/2013	9/12/2008				10,000	102,800
	9/13/2007	65,624	84,376		24.630	9/13/2014
	9/12/2008		120,000		13.730	9/12/2015
	3/6/2009		300,000		3.345	3/6/2016

Charles C. Pope	8/6/2003	500,000			21.420	8/6/2013	10/24/2005	25,000		257,000
	9/16/2004	189,994	10,006		13.620	9/16/2011	9/13/2007				42,000	431,760
	9/27/2005	187,497	12,503		15.065	9/27/2012
	9/13/2007	164,061	210,939		24.630	9/13/2014

Brian S. Dexheimer	2/3/2003	535,000			9.305	10/3/2009
	9/27/2005	187,497			15.065	10/3/2009
	9/15/2006	137,498			21.900	10/3/2009
	9/13/2007	65,624			24.630	10/3/2009

(1)
Messrs. Watkins and Wickersham did not have outstanding equity as of fiscal year end on July 3, 2009.

(2)
Value based on the closing price of Seagate's common shares of $10.28 on July 3, 2009.

(3)
Threshold Performance Shares as described above in the section titled "Compensation Discussion & Analysis—Long Term Equity Incentives—Stock Awards (Restricted Shares and Threshold Performance Shares)".

(4)
Awards made prior to January 12, 2009, were awarded to Mr. Luczo prior to his employment as Chairman, President and CEO.

Option Exercises and Stock Vested for Fiscal Year 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen J. Luczo			1,250	8,675
Patrick J. O'Malley
Robert W. Whitmore			17,500	121,450
William D. Mosley
D. Kurt Richarz			12,500	88,688
William D. Watkins(1)	768,840	228,192	50,000	347,000
Charles C. Pope			25,000	173,500
David A. Wickersham			50,000	347,000
Brian S. Dexheimer			50,000	347,000

(1)
Details of transaction

Number of Options (#)	Date of Exercise	Exercise Price ($)	Market Price ($)
768,840	5/1/2009	8.22	8.52

Nonqualified Deferred Compensation for Fiscal Year 2009

        The following table presents information regarding contributions, earnings, withdrawals and balances with respect to the SDCP and our NEOs during fiscal year 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(1)
Stephen J. Luczo
Patrick J. O'Malley	891,815		(1,174,089)	(1,970,208)	928,175
Robert W. Whitmore			(16,245)		44,353
William D. Mosley			(75,880)		201,983
D. Kurt Richarz	99,599		(13,269)	(95,250)
William D. Watkins
Charles C. Pope
David A. Wickersham			(417,710)	(1,895,698)
Brian S. Dexheimer	1,770,037		(3,681,717)		12,933,967

(1)
The balances reported represent compensation already reported in this and prior years' proxy statements, with the exception of:

(a)
earnings on contributions, which are not considered as above-market rates; and

(b)
amounts earned while the individual was not an NEO.

        The SDCP is a deferred compensation plan under which highly compensated employees can select from a variety of investment options that are linked to the gains and losses of externally managed mutual funds. Effective April 1, 2009, the earnings in the plan are based on the notional returns of selected mutual funds. Prior to April 1, 2009, participant earnings were based on notional investments in unregistered separate accounts available through variable universal life insurance policies. The deferrals and any earnings attributed to those deferrals are reflected on the Company's books, but the participant's deferral balance remains a general asset of the Company. All payments pursuant to SDCP are made from the general assets of the Company. No special or separate fund is established, or segregation of assets made, to assure payment. Participants do not own any interest in the assets of the Company as a result of participating in the plans. The Company has established a grantor (or rabbi) trust for the purpose of accumulating funds to satisfy our obligations under the SDCP.

        Terms of the SDCP:

  •
  Allows Executives to defer up to 70% of base pay and up to 100% of bonus paid.

  •
  Permits distributions for various reasons in compliance with Section 409A of the Code for plan years beginning in 2005. Participants may elect to receive distributions upon termination of employment or at a specified time. Participants may elect to receive distributions in lump sum or in quarterly installments over 3, 5, 10, or 15 years. Additionally, upon death or disability, the participant's entire SDCP distributable amount shall be paid to the participant (and after the participant's death to his or her beneficiary or beneficiaries) in a cash lump sum payment payable on his or her payment commencement date. Unless otherwise determined by the Compensation Committee prior to a CIC, the SDCP shall be terminated and the aggregate balance credited to and held in the participants' accounts shall be distributed to them in a lump sum not later than the thirtieth day following the CIC, or as soon as administratively possible thereafter. Subject to certain exceptions, Section 409A generally requires that distributions to key employees, including the NEOs, made on termination of employment may not occur earlier than six months following the termination of employment.

Potential Payments Upon Termination or Change in Control

        As discussed under "Payments Under the Severance Plan, during fiscal year 2009, the Compensation Committee adopted the Severance Plan, in part to provide consistent separation benefits to Executives who are terminated without cause or resign for good reason in lieu of individually negotiated employment agreements.

  Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period

        Under the Severance Plan in effect during fiscal year 2009, if an NEO's employment is terminated by the Company without "cause" (as defined below) or by the NEO with "good reason" (as defined below), the NEO would be entitled to a certain number of months of "pay" (as defined below), based on their level within the Company. Under such circumstances, the CEO would be entitled to receive 24 months of Pay and the other NEOs would be entitled to receive 18 months of Pay. Certain other Executives would be entitled to receive 12 months of Pay. "Pay" is defined as the NEO's monthly base pay, plus the NEO's target bonus level (expressed as a percentage of base pay) with respect to the fiscal year prior to the date of involuntary termination. The number of months of Pay used for calculating an NEO's severance benefits is referred to as the "Severance Period." The severance benefits will generally be paid in cash and in a lump sum within 30 days following the date of termination. The Company will also pay to an affected NEO a lump sum cash payment equal to 1.5 times the before-tax annual cost of the applicable COBRA premiums for the NEO and eligible dependents, if any, and provide paid outplacement services. Severance payments payable upon a termination by the Company without cause or by the Executive for good reason will generally be subject to the NEO's claims against the Company and compliance with certain non-competition, non-solicitation and confidentiality covenants during the Severance Period.

        Under the Severance Plan, "cause" means (i) an NEO's continued failure to substantially perform the material duties of his or her office (other than as a result of total or partial incapacity due to physical or mental illness), (ii) embezzlement or theft by an NEO of the Company's property, (iii) the commission of any act or acts on an NEO's part resulting in the conviction of such NEO of a felony under the laws of the United States or any state or foreign jurisdiction, (iv) an NEO's willful malfeasance or willful misconduct in connection with such NEO's duties to Company or any of its subsidiaries or affiliates or any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) a material breach by an NEO of any of the material provisions of (A) the Severance Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which such NEO is subject or (C) any policy of the Company or any of its subsidiaries or affiliates to which such NEO is subject. However, no termination shall be deemed for Cause under clause (i), (iv) or (v) unless the NEO is first given written notice by the Company of the specific acts or omissions which the Company deems constitute grounds for a termination for Cause, is provided with at least 30 days after such notice to cure the specified deficiency and fails to substantially cure such deficiency within such time frame to the satisfaction of the plan administrator of the Severance Plan.

        Under the Severance Plan, "good reason" means an NEO's resignation of his or her employment with the Company or an applicable subsidiary as a result of the occurrence of one or more of the following actions, which such action or actions remain uncured for at least 30 days following written notice from such NEO to the Company describing the occurrence of such action or actions and asserting that such action or actions constitute grounds for a Good Reason resignation, which notice must be provided by the NEO no later than 90 days after the initial existence of such condition, provided that such resignation occurs no later than 60 days after the expiration of the cure period: (i) without such NEO's express written consent, any material diminution in the level of such NEO's authority or duties; (ii) without such NEO's express written consent, a reduction of 10% or more in the level of the base salary or employee benefits to be provided to such NEO, other than a reduction implemented with the consent of such NEO or a reduction that is equivalent to reduction in base salaries and/or employee benefits, as applicable, imposed on all other Executives of the Company at a similar level within the Company; (iii) the relocation of such NEO to a principal place of employment that increases such NEO's one-way commute by more than 40 miles from such NEO's current principal place of employment, without such NEO's express written consent; or (iv) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company's obligations under the Severance Plan.

        If an NEO is involuntarily terminated for any reason, the Severance Plan does not provide for any accelerated vesting of outstanding equity awards. Instead, the terms of vesting are governed by the applicable award agreement. Upon termination of an NEOs continuous service for any reason (other than death or disability): (i) the stock award agreements (including TPS) provide that vesting will cease and the Company shall automatically reacquire all unvested shares without payment of consideration and (ii) the option award agreements provide no acceleration of unvested options and unvested options are cancelled effective as of the termination date, although NEOs consistent with all option holders have three months to exercise options that are vested as of the date of termination.

  Involuntary Termination Without Cause or For Good Reason During a Change in Control Period

        In addition to the above, the Severance Plan provides that in the event an NEO is terminated by the Company without cause or by the NEO for good reason during the period six months prior to and 24 months following the effective date of a "change in control" (as defined below), the NEO will be entitled to receive the following: (i) 36 months of Pay (in the case of the CEO), 24 months of Pay (in the case of the other NEOs) and 18 months of Pay (in the case of the other Executives), (ii) a lump sum payment for continued health coverage under COBRA will be equal to two times the before-tax annual cost of the applicable COBRA premiums,(iii) paid outplacement services, and (iv) full vesting of all non-vested equity based awards (whether or not awarded prior to or following the adoption of the Severance Plan), notwithstanding the applicable provisions of the NEO's equity award agreements or the 2004 Stock Plan. All other rights and obligations imposed under the Severance Plan upon such a termination of employment outside of the context of a CIC (as described above) are also generally applicable in the event of a termination during a CIC period.

        Under the Severance Plan, "change in control" or "CIC" means the occurrence of any of the following events: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, that will continue the business of the Company in the future; (ii) a merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of "shareholders of the Company immediately prior to such merger or consolidation" for purposes of the preceding calculation; (iii) any person or group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise); (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board then in office; or (v) a dissolution or liquidation of the Company.

        Under our equity award agreements with each NEO and consistent with the treatment of equity awards under the Severance Plan, if a CIC (which is generally defined the same as under the Severance Plan) occurs and the successor company does not assume or replace the awards with alternatives that preserve both the intrinsic value and the rights and benefits of the award immediately prior to the CIC, then all awards accelerate and become fully vested at least 10 days prior to the consummation of the CIC.

        In the event that the benefits payable following a CIC exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the executive of the capped amount is greater than the after-tax benefit of the full amount (which is subject to excise taxes imposed by Section 4999 of the Code). We do not provide any gross-up for excise taxes and the executive is responsible for payment of all personal taxes.

  Termination due to Death or Disability

        In the event a termination of employment occurs due to the NEO's death or disability, the NEO shall not be entitled to any benefits under the Severance Plan. Under the Severance Plan, "disability" means that the NEO is physically or mentally incapacitated and therefore unable to substantially perform his duties for six consecutive months or an aggregate of nine months in any consecutive 24-month period.

        However, in the event of termination of employment due to an NEO's death or disability (as defined above), the EPB awards the Compensation Committee the discretion to pay to the NEO or the individual's estate a pro-rated target bonus for the fiscal year in which the termination occurred. Bonus payments are based on the Company performance and related funding level before the death or disability occurred.

        The performance share award agreements (including TPS) for our NEOs provide that vesting will cease upon a termination due to disability (as defined above), and the Company will automatically reacquire all unvested shares without payment of consideration. However, for a termination due to death, the NEO will be deemed to have completed an additional year of service as of the termination date and an additional 25% of the performance shares shall be deemed to have vested immediately.

        Similarly, the option award agreements provide that upon termination due to death, the NEO will be deemed to have completed an additional year of service for purposes of determining the portion of a stock option award that is vested.

  Potential Payments Upon Termination

  Severance Payment Upon Termination Without Cause or For Good Reason outside a Change in Control Period

        The following table sets forth the estimated value of the potential payments to each NEO (except for Messrs. Wickersham, Watkins and Dexheimer who were each terminated during fiscal year 2009 and whose severance payments are disclosed in the footnotes to the Summary Compensation Table), assuming termination of the Executive by the Company without cause or by the Executive with good reason on July 3, 2009.

Name	Monthly Base Salary ($)(1)	Monthly Target Bonus ($)(1)	Total Monthly Severance Pay ($)(1)	Months of Pay (#)	Total Severance Pay ($)	Health Care Benefit ($)	Total ($)
Stephen J. Luczo	83,333	125,000	208,334	24	5,000,008	20,053	5,020,061
Patrick J. O'Malley	40,834	40,834	81,668	18	1,470,019	24,217	1,494,237
Robert W. Whitmore	54,167	54,167	108,333	18	1,950,000	27,678	1,977,678
William D. Mosley	41,668	41,668	83,335	18	1,500,034	27,678	1,527,712
D. Kurt Richarz	37,501	37,501	75,001	18	1,350,024	27,678	1,377,702
Charles C. Pope	29,167	23,333	52,500	12	630,003	27,678	657,681

(1)
Based on annual salary prior to reduction.

  Severance Payment Upon Termination Due to Death

        The following table sets forth the estimated value as of July 3, 2009 of the potential payments to each NEO, assuming termination of the Executive due to death.

Name	Accelerated Vesting of Stock Options ($)(1)	Accelerated Vesting of Stock Awards ($)(2)	Total ($)
Stephen J. Luczo	7,744,406	411,200	8,155,606
Patrick J. O'Malley		61,680	61,680
Robert W. Whitmore	2,208,219	309,325	2,517,544
William D. Mosley	1,435,341	25,700	1,461,041
D. Kurt Richarz		154,200	154,200
Charles C. Pope		364,940	364,940

(1)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's common stock on the date of termination of employment was equal to the closing price on July 3, 2009 and are based on the difference between this and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $10.28 for stock options that were already vested as of July 3, 2009.

(2)
Amounts for the value of stock that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's common stock on the date of termination of employment was equal to the closing price on July 3, 2009.

  Severance Payment Upon Termination Due to Disability—Officer Disability Plan

        The following table sets forth the estimated value as of July 3, 2009 of the potential benefit payments to each NEO, assuming disability under the Officer Disability Plan as explained in the section entitled "Compensation Discussion and Analysis—Benefits and Other Perquisites—Officer Disability Plan" in this Proxy Statement.

Name	Annual Salary ($)(1)	Annual Short-Term Disability Benefit (first year) ($)	Annual Long-Term Disability Benefit (years 2 to 5) ($)
Stephen J. Luczo	774,030	774,030	619,224
Patrick J. O'Malley	391,539	391,539	313,231
Robert W. Whitmore	511,534	511,534	409,228
William D. Mosley	399,048	399,048	319,238
D. Kurt Richarz	361,546	361,546	289,236
Charles C. Pope	286,541	286,541	229,233
Brian S. Dexheimer	518,419	518,419	414,735

(1)
Annual base salary but with salary reduction and conversion of perquisite allowance to base salary (except for Mr. Dexheimer, which is based on reduced salary with no additional perquisite allowance added, described on page 41 of this Proxy Statement).

  Severance Payment Upon Termination Without Cause or For Good Reason within a Change in Control Period

        The following table sets forth the estimated value of the potential payments to each NEO (except Messrs. Wickersham, Watkins and Dexheimer who were each terminated during fiscal year 2009 outside of a CIC period), assuming termination of the Executive by the Company without cause or by the Executive with good reason in connection with a CIC during a CIC period as defined in the Severance Plan as of July 3, 2009.

Name	Monthly Base Salary ($)(1)	Monthly Target Bonus ($)(1)	Total Monthly Severance Pay ($)(1)	Months of Pay (#)	Total Severance Pay	Health Care Benefit ($)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)[4]
Stephen J. Luczo	83,333	125,000	208,334	36	7,500,012	26,737	21,860,050	1,631,950	31,018,749
Patrick J. O'Malley	40,834	40,834	81,668	24	1,960,026	32,290	4,507,750	246,720	6,746,785
Robert W. Whitmore	54,167	54,167	108,333	24	2,600,000	36,904	6,235,000	697,601	9,569,505
William D. Mosley	41,668	41,668	83,335	24	2,000,045	36,904	4,052,750	102,800	6,192,499
D. Kurt Richarz	37,501	37,501	75,001	24	1,800,032	36,904	2,080,500	488,300	4,405,736
Charles C. Pope	29,167	23,333	52,500	18	945,004	36,904		688,760	1,670,668

(1)
Based on annual salary prior to reduction.

(2)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's common stock on the date of termination of employment was equal to the closing price on July 3, 2009 and are based on the difference between this and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $10.28 or for stock options that were already vested as of July 3, 2009.

(3)
Amounts for the value of stock that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's common stock on the date of termination of employment was equal to the closing price on July 3, 2009.

(4)
Calculations do not include the impact of potential reductions due to the safe harbor limit of Section 280G of the Code as described on page 48 of this Proxy Statement. We do not provide any gross-up for excise taxes and the executive is responsible for payment of all personal taxes.

  Amendments to the Severance Plan

        On July 29, 2009, after the end of the fiscal year 2009, the Compensation Committee, in consultation with the independent members of the Board and F.W. Cook, approved the following amendments to the Severance Plan:

  •
  In the event of an involuntary termination not in connection with a CIC, (i) the calculation of "pay" for purposes of determining the amount paid to an NEO is based solely on base salary, and does not include the NEOs prior fiscal year's target bonus, (ii) the number of months of "pay" is between 16 and 24 months, depending on the NEO's job level, (iii) the NEO may be eligible to receive a pro-rata bonus for the year of termination based on quarterly bonus accruals and number of days worked and (iv) the NEO will no longer receive a lump sum for COBRA premiums.

  •
  "Change in control period" was changed to define the coverage period as either (i) the time from entry into a definitive agreement until 24 months after closing of the related CIC (formerly, the period ran from six months prior to through 24 months after the closing of a CIC), or (ii) if the CIC is not preceded by the Company's entry into a definitive agreement, the time beginning on the date of the applicable triggering event described above in the definition of "change in control" and ending 24 months after that date. Additionally, it was clarified that no enhanced severance payments would be made until the closing of a CIC; however the severance amount paid in the event of a CIC was not changed.

  •
  A more precise schedule was established for timing of severance payments to provide more consistency.

        For any notification of involuntary termination made after August 1, 2009 (i.e., in fiscal year 2010 and forward), severance benefits will be calculated using the salary in effect prior to the pay reduction of February 2, 2009 and will governed by the terms of the Severance Plan as amended by the Compensation Committee on July 29, 2009.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee during fiscal year 2009 were Messrs. Thompson, Kiernan, Reyes, Marquardt (until October 30, 2008) and Zander (beginning on April 29, 2009). None of these individuals were officers or employees of Seagate Technology or any of its subsidiaries at any time during fiscal year 2009, nor have any of these individuals ever been officers of Seagate Technology or any of its subsidiaries. No executive officers of Seagate Technology served on the compensation committee of any other entity, or as a director of an entity, that employed any of the members of the Compensation Committee during fiscal year 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth information concerning the Company's compensation plans as of the end of fiscal year 2009.

	(a)		(b)		(c)
Equity Compensation Plan	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	66,262,084	(1)	$12.98	(2)	17,118,960	(3)
Equity compensation plans not approved by shareholders	1,091,492	(4)	$15.75	(5)	—

Total	67,353,576		$13.03		17,118,960

(1)
This number includes 18,692,387 common shares that were subject to issuance upon the exercise of stock options granted under our 2001 Plan and 47,569,697 common shares that were subject to issuance upon the exercise of stock options granted under the 2004 Plan.

(2)
This value is calculated based on the exercise price of options outstanding under the 2001 Plan and the 2004 Plan.

(3)
This number includes 2,460,383 common shares available for future issuance under our 2001 Plan, 10,708,582 common shares available for future issuance under the 2004 Plan and 3,949,995 common shares available for issuance under our ESPP.

(4)
This number includes 283,718 common shares that were subject to issuance under the Maxtor Corporation 2005 Performance Incentive Plan (the "Maxtor 2005 Plan"), 693,240 common shares that were subject to issuance under the Maxtor Corporation Amended and Restated 1996 Stock Option Plan (the "Maxtor 1996 Plan") and 114,434 common shares that were subject to issuance under the Quantum Corporation Supplemental Stock Option Plan (the "Quantum Plan").

(5)
This value is calculated based on the exercise price of options outstanding under the Maxtor 2005 Plan, the Maxtor 1996 Plan and the Quantum Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board has adopted a written policy for approval of transactions to which the Company or any of its subsidiaries is party and in which any director, director nominee, executive officer, greater than five percent beneficial owner and their respective family members (each a "Related Party") has a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of the other party to the transaction), where the amount involved in the transaction exceeds or is expected to exceed $100,000 (an "Interested Transaction"). The policy provides that a Related Person must promptly disclose to the General Counsel of the Company any transaction to which the Company or any of its subsidiaries is party and in which such Related Person has an interest. The Nominating and Corporate Governance Committee reviews any such transaction determined by the General Counsel to be an Interested Transaction and determines whether or not to approve or ratify it. In doing so, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the availability of other sources for comparable products or services and the extent of the related person's interest in the transaction. In addition, if an Interested Transaction involves a non-management director, the Nominating and Corporate Governance Committee will also consider whether such transaction would compromise such director's status as an independent director. The Board has delegated authority to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify transactions where the aggregate amount is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Nominating and Corporate Governance Committee for its review at each regularly scheduled meeting.

        The Nominating and Corporate Governance Committee has considered and adopted standing pre-approvals under the policy for certain types of transactions, including:

  •
  Transactions with another company at which a Related Person's only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $200,000 or five percent of that company's total annual revenues.

  •
  Transactions with a portfolio company of a private equity firm, venture capital firm or hedge fund (each, an "Investment Firm") where a Related Person is an executive officer, general partner or managing director, or occupies an equivalent position, or is a non-employee director of the portfolio company, if:

  a.
  the Investment Firm is the beneficial owner of less than 35%of the portfolio company; or

  b.
  the aggregate amount involved in the transaction does not exceed the greater of $200,000, or five percent of the portfolio company's total annual revenues.

  •
  Charitable contributions, grants or endowments by the Company to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed $500,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC require our directors and officers, and any person who beneficially owns more than ten percent of our common shares, to file reports of securities ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, the following Section 16(a) filings were filed late: Mr. Pimentel was late filing a Form 4 for two March 3, 2009 transactions that was subsequently filed on Form 4 on March 9, 2009; Mr. Marquardt was late filing a Form 5 for a March 16, 2007 transaction, which was subsequently filed on Form 5 on July 15, 2009.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2010 Proxy Statement. These shareholder proposals must be submitted, along with proof of ownership of our shares in accordance with Rule 14a-8(b)(2), to 920 Disc Drive, Scotts Valley, California 95066, Attention: Corporate Secretary. We must receive all submissions no later than May 21, 2010. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our Proxy Statement. The Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the "Corporate Governance—Board Committees and Charters—Nominating and Corporate Governance Committee" section of this Proxy Statement.

        Any shareholder of record who intends to nominate a candidate to become a member of our Board, for election at our 2010 Annual General Meeting ("2010 AGM") must comply with the procedures for nominating directors set forth in our Third Amended and Restated Articles of Association. Specifically, the shareholder must submit the nomination no earlier than April 21, 2010 and no later than May 21, 2010. The shareholder's submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares. We will not entertain any nominations at the 2010 AGM that do not meet these requirements. The procedures require that written notice of such nomination be received by Seagate Technology at 920 Disc Drive, Scotts Valley, California 95066, Attention: Corporate Secretary. The shareholder's notice must set forth:

  •
  as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  as to the shareholder giving the notice (i) the name and address of such shareholder, as it appears on the Register of Members, (ii) the number of shares that are owned by such shareholder, (iii) a representation that the shareholder is a holder of record of common shares entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder, intends, or is part of a group that intends to (x) deliver a proxy statement and/ or form of proxy to holders of at least the percentage of Seagate Technology's outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

        If the date of the 2010 AGM is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2009 AGM (a situation that we do not anticipate), the shareholder must submit any such proposal or nomination not earlier than the 150th day prior to the date of the 2010 AGM and not later than the later of the 120th day prior to the date of the 2010 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

        If a shareholder wishes to bring business before the 2010 AGM that is not the subject of a proposal timely submitted, or eligible, for inclusion in the proxy statement for that meeting, notice of such business must be received by Seagate Technology's Corporate Secretary at the address specified above, no later than August 4, 2010. If a shareholder fails to comply with the forgoing notice provision, the Proxy Holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2009 AGM.

INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Compensation Committee" and "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in that other filing.

ANNUAL REPORT

        A copy of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 3, 2009 accompanies this Proxy Statement. An additional copy, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology, 920 Disc Drive, Mail Stop SV01D4, Scotts Valley, California 95066, or upon calling (831) 439-5337.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company's shares may deliver only one copy of the Company's Proxy Statement, Annual Report on Form 10-K and/or Notice of Internet Availability of Proxy Materials to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report on Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report on Form 10-K, now or in the future, should submit their request to the Company by telephone at (831) 439-5337, or by submitting a written request to Investor Relations, Seagate Technology, 920 Disc Drive, Mail Stop SV01D4, Scotts Valley, California 95066. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By Order of the Board of Directors,

Kenneth M. Massaroni Senior Vice President, General Counsel and Corporate Secretary

September 18, 2009

 Appendix I

SEAGATE TECHNOLOGY

EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated)

1.    PURPOSE

        The purpose of this Plan is to provide an opportunity for Employees of Seagate Technology, a Cayman Islands limited company (the "Corporation") and its Designated Subsidiaries, to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation. It is the intention of the Corporation that the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and the Plan shall be administered in accordance with this intent. In addition, the Plan authorizes the grant of options pursuant to sub-plans or special rules adopted by the Administrator designed to achieve desired tax or other objectives in particular locations outside of the United States, which sub-plans shall not be required to comply with the requirements of Section 423 of the Code or all of the specific provisions of the Plan, including but not limited to terms relating to eligibility, Offering Periods, Purchase Periods, or Purchase Price.

2.    DEFINITIONS

        2.1   "Applicable Law" shall mean the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange rules or regulations and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.

        2.2   "Board" shall mean the Board of Directors of the Corporation.

        2.3   "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.

        2.4   "Committee" shall mean the committee appointed by the Board in accordance with Section 15 of the Plan.

        2.5   "Common Stock" shall mean the Common Stock of the Corporation, or any securities into which such Common Stock may be converted.

        2.6   "Compensation" shall mean an Employee's base cash compensation and commissions, but shall exclude such items as allowances, differentials, bonuses or premiums such as those for working shifts or overtime, payments for incentive compensation, incentive payments, bonuses, income from the exercise or vesting or the sale, exchange or other disposition of a compensatory stock award granted to the Employee by the Corporation or a Designated Subsidiary, and other forms of extraordinary compensation. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

        2.7   "Corporation" shall mean Seagate Technology, a Cayman Islands limited company.

        2.8   "Designated Subsidiary" shall mean a Subsidiary that has been designated by the Committee in its sole discretion as eligible to participate in the Plan with respect to its Employees.

        2.9   "Effective Date" shall mean the date on which the registration statement on Form S-1 filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act for the initial public offering of the Corporation's Common Stock (the "Registration Statement") becomes effective.

        2.10 "Employee" shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Corporation or a Designated Subsidiary on the Corporation's or such Designated Subsidiary's payroll records during the relevant participation period. Employee shall not include individuals whose employment is for less than the specific number of days determined by the Committee as of the "Offering Date." Individuals classified as independent contractors, consultants, advisers, or members of the Board or the board of directors of a Designated Subsidiary are not considered "Employees" by virtue of such station.

        2.11 "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

        2.12 "Fair Market Value" on a given date of determination (i.e., an Offering Date or Purchase Date, as appropriate) shall mean the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for a share of the Common Stock (or the closing bid, if no sales were reported) on the date of determination as quoted on such exchange or system on which the Common Stock has the highest average trading volume, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, (iii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board. For purposes of the Offering Date under the first Offering Period, the Fair Market Value of a share of the Common Stock of the Company shall be the initial price to the public as set forth in the final prospectus included with the Registration Statement.

        2.13 "Offering Date" shall mean the first Trading Day of an Offering Period under the Plan; provided that the Offering Date of the first Offering Period will be the Effective Date.

        2.14 "Offering Period" shall mean a period of approximately twelve (12) months during which an option granted pursuant to the Plan may be exercised; provided, however, that effective for Offering Periods commencing on or after February 1, 2006, the term "Offering Period" shall mean a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised. For Offering Periods that commence prior to February 1, 2006, the Plan shall be implemented by a series of Offering Periods of approximately twelve (12) months duration, with new Offering Periods commencing on the first Trading Day on or after February 1 and August 1 of each year and ending on the last Trading Day in the twelve month period ending on January 31 and July 31 of the subsequent year; provided that the first Offering Period shall commence on the Effective Date and shall end on the last Trading Day on or before January 31, 2004. Effective for Offering Periods that commence on or after February 1, 2006, the Plan shall be implemented by a series of Offering Periods of approximately six (6) months duration, with new Offering Periods commencing on the first Trading Day on or after February 1 and August 1 of each year and ending on the last Trading Day in the six-month period ending on the next July 31 and January 31, respectively. The duration and timing of Offering Periods may be changed or modified by the Committee.

        2.15 "Offering Price" shall mean the Fair Market Value of a share of Common Stock on the Offering Date of an Offering Period.

        2.16 "Officer" shall mean a person who is an officer of the Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        2.17 "Participant" shall mean a participant in the Plan as described in Section 5 of the Plan.

        2.18 "Plan" shall mean this Employee Stock Purchase Plan.

        2.19 "Purchase Date" shall mean the last Trading Day of each Purchase Period.

        2.20 "Purchase Period" shall mean, with respect to Offering Periods that commence on prior to February 1, 2006, the period of approximately six (6) months commencing after one Purchase Date and ending with the next Purchase Date, with new Purchase Periods commencing on the first Trading Day on or after February 1 and August 1 of each year and ending on the last Trading Day in the six-month period ending on the next July 31 and January 31, respectively; provided that the first Purchase Period shall commence on the Effective Date and shall end at the completion of the seventh complete calendar month following the Effective Date unless otherwise determined by the Committee. The second Purchase Period of the first Offering Period shall begin on the first Trading Day following the end of the first Purchase Period and shall end on the last Trading Day on or before January 31, 2004. Subsequent Purchase Periods, if any, shall run consecutively after the termination of the preceding Purchase Period. Notwithstanding anything herein to the contrary, effective for Offering Periods that commence on or after February 1, 2006, "Purchase Period" shall have the same meaning as the term "Offering Period."

        2.21 "Purchase Price" shall have the meaning set out in Section 8.2.

        2.22 "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

        2.23 "Shareowner" shall mean a record holder of shares entitled to vote such shares of Common Stock under the Corporation's by-laws.

        2.24 "Subsidiary" shall mean any entity treated as a corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, within the meaning of Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary.

        2.25 "Trading Day" shall mean a day on which U.S. national stock exchanges and the National Market System are open for trading and the Common Stock is being publicly traded on one or more of such markets.

3.    ELIGIBILITY

        3.1   Any Employee employed by the Corporation or by any Designated Subsidiary on an Offering Date shall be eligible to participate in the Plan with respect to the Offering Period commencing on such Offering Date. Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) prior to an Offering Date to be eligible to participate with respect to the Offering Period beginning on that Offering Date. The Committee may also determine that a designated group of highly compensated Employees is ineligible to participate in the Plan so long as the excluded category fits within the definition of "highly compensated employee" in Code Section 414(q).

        3.2   No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of Common Stock, including Common Stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided that individuals participating in a sub-plan adopted pursuant to Section 16 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. Eligible Employees may not participate in more than one Offering Period at a time.

4.    OFFERING PERIODS AND PURCHASE PERIODS

        4.1    Offering Periods.    With respect to Offering Periods commencing prior to February 1, 2006, the Plan shall generally be implemented by a series of twelve (12) month Offering Periods with new Offering Periods commencing on the first Trading Day on or after February 1 and August 1 and ending on the last Trading Day in the twelve month periods ending on January 31 and July 31 of the next calendar year, respectively, or on such other date as the Committee shall determine. The first Offering Period shall commence on the Effective Date and shall end on the last Trading Day on or before January 31, 2004. With respect to Offering Periods commencing on or after February 1, 2006, the Plan shall generally be implemented by a series of six (6) month Offering Periods with new Offering Periods commencing on the first Trading Day on or after February 1 and August 1 and ending on the last Trading Day in the six-month periods ending on the next July 31 and January 31, respectively, or on such other date as the Committee shall determine, and continuing thereafter until the Plan is terminated pursuant to Section 14 hereof. The Committee shall have the authority to change the frequency and/or duration of Offering Periods (including the commencement dates thereof) with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

        4.2    Purchase Periods.    With respect to Offering Periods commencing prior to February 1, 2006, each Offering Period shall generally consist of two (2) consecutive Purchase Periods of six (6) months' duration, with new Purchase Periods commencing on the first Trading Day on or after February 1 and August 1 of each year and ending on the last Trading Day in the six-month period ending on the next July 31 and January 31, respectively. With respect to Offering Periods commencing on or after February 1, 2006, each Offering Period shall generally consist of one (1) Purchase Period that runs concurrently with the Offering Period. The last Trading Day of each Purchase Period shall be the "Purchase Date" for such Purchase Period; provided that the first Purchase Period shall commence on the Effective Date and shall end at the completion of the seventh complete calendar month following the Effective Date unless otherwise determined by the Committee. The second Purchase Period of the first Offering Period shall begin on the first Trading Day following the end of the first Purchase Period and shall end on the last Trading Day on or before January 31, 2004. Subsequent Purchase Periods, if any, shall run consecutively after the termination of the preceding Purchase Period. The Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected.

5.    PARTICIPATION

        5.1   An Employee who is eligible to participate in the Plan in accordance with its terms at the beginning of an Offering Period shall automatically receive an option in accordance with Section 8.1 and may become a Participant by completing and submitting, on or before the date prescribed by the Committee with respect to a given Offering Period, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee's Compensation, not to exceed ten percent (10%) of the Employee's Compensation (or such other percentage as the Committee may establish from time to time before an Offering Date) of such Employee's Compensation on each payday during the Offering Period. All payroll deductions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such payroll deductions. The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant's payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, unless payroll deductions are prohibited under Applicable Law, in which case the provisions of Section 5.2 of the Plan shall apply.

        5.2   Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee. In such event, any such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan.

        5.3   Under procedures and at times established by the Committee, a Participant may withdraw from the Plan during a Purchase Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee. If a Participant withdraws from the Plan during a Purchase Period, his or her accumulated payroll deductions will be refunded to the Participant without interest, his or her right to participate in the current Offering Period will be automatically terminated and no further payroll deductions for the purchase of Common Stock will be made during the Offering Period. The Committee may establish rules pertaining to the timing of withdrawals, limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

        5.4   A Participant may change his or her rate of contribution through payroll deductions only during an open enrollment period or such other times specified by the Committee by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (including Purchase Periods of subsequent Offering Periods). Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, the Committee may reduce a Participant's payroll deductions to zero percent (0%) at any time during a Purchase Period scheduled to end during the current calendar year. Payroll deductions shall re-commence at the rate provided in such Participant's enrollment form at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 5.3.

6.    TERMINATION OF EMPLOYMENT

        In the event any Participant terminates employment with the Corporation and its Designated Subsidiaries for any reason (including death) prior to the expiration of a Purchase Period, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant's heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. If a Participant's termination of employment occurs within a certain period of time as specified by the Committee (not to exceed 30 days) prior to the Purchase Date of the Purchase Period then in progress, his or her option for the purchase of shares of Common Stock will be exercised on such Purchase Date in accordance with Section 9 as if such Participant were still employed by the Corporation. Following the purchase of shares on such Purchase Date, the Participant's participation in the Plan shall terminate and all amounts credited to the Participant's account shall be paid to the Participant or, in the case of death, to the Participant's heirs or estate, without interest. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Subsidiaries, Subsidiaries and the Corporation, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

7.    STOCK

        Subject to adjustment as set forth in Section 11, the maximum number of shares of Common Stock, which may be issued pursuant to the Plan shall be forty million (40,000,000) shares, plus an automatic annual increase (the "Annual Increase") on the first day of the Corporation's fiscal year beginning in 2003 equal to the lesser of two million five hundred thousand (2,500,000) shares or one-half of one percent (0.5%) of the outstanding shares on the last day of the immediately preceding fiscal year, or such lesser number of shares as is determined by the Board.(1) The maximum number of shares that may be granted collectively to all Participants within any given Purchase Period is two and one-half million (2,500,000) shares; provided, however, that unless and until the Board determines otherwise, with respect to Purchase Periods commencing on or after August 1, 2009, the maximum number of shares that may be granted collectively to all Participants within any given Purchase Period shall be one and one-half million (1,500,000) shares. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds either maximum, the Corporation shall make pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In no event shall the total number of shares issued under the Plan exceed seventy-five million (75,000,000) shares.

(1)
Under this provision, effective for fiscal years commencing on or after fiscal year 2003, the Board has determined that no shares will be added pursuant to the Annual Increase until further affirmative action is taken by the Board in the future.

8.    OFFERING

        8.1   On the Offering Date of each Offering Period, each eligible Employee, whether or not such Employee has elected to participate as provided in Section 5.1, shall be granted an option to purchase that number of whole shares of Common Stock, not to exceed one thousand (1,000) shares (or such other number of shares as determined by the Committee), which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Purchase Period at the purchase price specified in Section 8.2 below, subject to the additional limitation that no Employee participating in the Section 423 Plan shall be granted an option to purchase Common Stock under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Corporation and its Subsidiaries to accrue at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of the Plan, an option is "granted" on a Participant's Offering Date. An option will expire upon the earlier to occur of (i) the termination of a Participant's participation in the Plan or such Offering Period (ii) the grant of an option to such Participant on a subsequent Offering Date; or (iii) the termination of the Offering Period. This Section 8.1 shall be interpreted so as to comply with Code Section 423(b)(8).

        8.2   The Purchase Price under each option shall be with respect to a Purchase Period the lower of (i) a percentage (not less than eighty-five percent (85%)) established by the Committee ("Designated Percentage") of the Offering Price, or (ii) the Designated Percentage of the Fair Market Value of a share of Common Stock on the Purchase Date on which the Common Stock is purchased; provided that the Purchase Price may be adjusted by the Committee pursuant to Sections 11 or 12 in accordance with Section 424(a) of the Code. The Committee may change the Designated Percentage with respect to any future Offering Period, but not to below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be the Designated Percentage of the Fair Market Value of a share of the Common Stock on the Purchase Date.

9.    PURCHASE OF STOCK

        Unless a Participant withdraws from the Plan as provided in Section 5.3 or except as provided in Sections 12 or 14.2, upon the expiration of each Purchase Period, a Participant's option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions credited to the Participant's account at that time shall purchase at the applicable price specified in Section 8.2. Notwithstanding the foregoing, the Corporation or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Corporation or its Designated Subsidiary is required by Applicable Law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan. The shares of Common Stock purchased upon exercise of an option hereunder shall be considered for tax purposes to be sold to the Participant on the Purchase Date. During his or her lifetime, a Participant's option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10.    PAYMENT AND DELIVERY

        As soon as practicable after the exercise of an option, the Corporation shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant's account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other Shareowner rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 10. The Committee may in its discretion direct the Corporation to retain in a Participant's account for the subsequent Purchase Period or Offering Period any payroll deductions which are not sufficient to purchase a whole share of Common Stock or return such amount to the Participant. Any other amounts left over in a Participant's account after a Purchase Date shall be returned to the Participant.

11.    RECAPITALIZATION

        Subject to any required action by the Shareowners of the Corporation, if there is any change in the outstanding shares of Common Stock because of a merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of the Corporation), or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Corporation, provided that conversion of any convertible securities of the Corporation shall not be deemed to have been "effected without consideration," the number of securities covered by each option under the Plan which has not yet been exercised and the number of securities which have been authorized and remain available for issuance under the Plan, as well as the maximum number of securities which may be purchased by a Participant in a Purchase Period, the number of securities in the Annual Increase, and the price per share covered by each option under the Plan which has not yet been exercised, may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances. The Board's determinations under this Section 11 shall be conclusive and binding on all parties.

12.    MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS

        12.1 In the event of the proposed liquidation or dissolution of the Corporation, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

        12.2 In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation or similar combination of the Corporation with or into another entity, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such merger, consolidation, combination or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (4) outstanding options shall continue unchanged.

13.    TRANSFERABILITY

        Neither payroll deductions credited to a Participant's bookkeeping account nor any rights to exercise an option or to receive shares of Common Stock under the Plan may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.3.

14.    AMENDMENT OR TERMINATION OF THE PLAN

        14.1 The Plan shall continue until terminated in accordance with Section 14.2.

        14.2 The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the Shareowners, no such revision or amendment shall increase the number of shares subject to the Plan, other than an adjustment under Section 7 and Section 11 of the Plan, or make other changes for which Shareowner approval is required under Applicable Law. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the payroll deductions credited to Participants' accounts to such Participants or (ii) set an earlier Purchase Date with respect to an Offering Period and Purchase Period then in progress.

15.    ADMINISTRATION

        15.1 The Board shall appoint a committee of one or more individuals to administer the Plan (the "Committee"), which, unless otherwise specified by the Board, shall consist of the members of the Corporation's Administrative Committee, as constituted from time to time in accordance with its charter, and generally made up of senior members of management from the Corporation's Legal, Finance and Human Resources functions. The Committee will serve for such period of time as the Board or the Compensation Committee of the Board may specify and whom the Board or the Compensation Committee of the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board or the Compensation Committee of the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Committee shall have full power and authority to adopt, amend and rescind any rules and regulations which it deems desirable and appropriate for the proper administration of the Plan, to construe and interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board or the Compensation Committee of the Board. Decisions of the Board or the Compensation Committee of the Board and the Committee shall be final and binding upon all participants. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Corporation shall pay all expenses incurred in the administration of the Plan.

        15.2 In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Corporation, members of the Board and of the Committee shall be indemnified by the Corporation against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Corporation, in writing, the opportunity at its own expense to handle and defend the same.

16.    COMMITTEE RULES FOR FOREIGN JURISDICTIONS

        The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not the Plan. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

17.    SECURITIES LAWS REQUIREMENTS

        17.1 No option granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state and foreign securities laws and the requirements of any stock exchange upon which the Shares may then be listed, subject to the approval of counsel for the Corporation with respect to such compliance. If on a Purchase Date in any Offering Period hereunder, the Plan is not so registered or in such compliance, options granted under the Plan which are not in compliance shall not be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, options granted under the Plan which are not in compliance shall not be exercised and all payroll deductions accumulated during the Offering Period (reduced to the extent, if any, that such deductions have been used to acquire shares of Common Stock) shall be returned to the Participants, without interest. The provisions of this Section 17 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

        17.2 As a condition to the exercise of an option, the Corporation may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned applicable provisions of law.

18.    GOVERNMENTAL REGULATIONS

        This Plan and the Corporation's obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

19.    NO ENLARGEMENT OF EMPLOYEE RIGHTS

        Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.

20.    GOVERNING LAW

        This Plan shall be governed by applicable laws of the State of California.

21.    EFFECTIVE DATE

        This Plan shall be effective on the Effective Date, subject to approval of the Shareowners of the Corporation within twelve (12) months before or after its date of adoption by the Board.

22.    REPORTS

        Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

23.    DESIGNATION OF BENEFICIARY FOR OWNED SHARES

        With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by the Corporation or its assignee on the Participant's behalf, the Participant may be permitted to file a written designation of beneficiary, who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to the end of a Purchase Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to the Purchase Date of an Offering Period. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective, to the extent required by local law. The Participant (and if required under the preceding sentence, his or her spouse) may change such designation of beneficiary at any time by written notice. Subject to local legal requirements, in the event of a Participant's death, the Corporation or its assignee shall deliver any shares of Common Stock and/or cash to the designated beneficiary. Subject to local law, in the event of the death of a

Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant's death, the Corporation shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock and/or cash to the spouse, or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine. The provisions of this Section 23 shall in no event require the Corporation to violate local law, and the Corporation shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant's account in compliance with local law.

24.    ADDITIONAL RESTRICTIONS OF RULE 16b-3.

        The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions, if any, as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25.    NOTICES

        All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date SEAGATE TECHNOLOGY M16983-P84308 For Against Abstain P.O. BOX 309 UGLAND HOUSE GRAND CAYMAN KYI-1104 CAYMAN ISLANDS Please indicate if you plan to attend this meeting. For Against Abstain 1e. Lydia M. Marshall 1c. William W. Bradley 1d. David F. Marquardt 1h. Gregorio Reyes 1f. Albert A. Pimentel 1g. C.S. Park 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Yes No 0 0 0 0 0 0 Vote on Proposals 2. Proposal to approve an increase in the Common Shares available for purchase under Seagate Technology's Employee Stock Purchase Plan in the amount of 10 million shares. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. 3. Proposal to approve an employee stock option exchange program. 4. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Seagate Technology for the fiscal year ending July 2, 2010. Vote on Directors 1a. Stephen J. Luczo 1. Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 27, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Seagate Technology in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 27, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Seagate Technology, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order for your proxy to be voted, your proxy card must be received by mail no later than 3:00 pm, Pacific Daylight Time, on October 27, 2009. 1b. Frank J. Biondi, Jr. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 0 0 1j. Edward J. Zander 1i. John W. Thompson The Board of Directors recommends you vote FOR the following proposal(s):

SEAGATE TECHNOLOGY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SEAGATE TECHNOLOGY ANNUAL GENERAL MEETING OF SHAREHOLDERS OCTOBER 28, 2009 The shareholder(s) hereby appoint(s) Lydia M. Marshall and Kenneth M. Massaroni, or each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of Seagate Technology that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:00 a.m., Pacific Daylight Time on October 28, 2009, at the Hilton Santa Cruz/Scotts Valley, 6001 La Madrona Drive, Santa Cruz, California 95060, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2009 Annual General Meeting, Lydia M. Marshall and Kenneth M. Massaroni, or each of them, shall be entitled to vote the undersigned's shares, as designated on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2009 ANNUAL GENERAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE The signer(s) hereby acknowledge(s) receipt of the Notice of the 2009 Annual General Meeting of Shareholders and accompanying proxy statement. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com. M16984-P84308